Exhibit 10.36

DIRECTORS SCIENCE PARK

LEASE

This Lease (the "Lease"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Lease Information below (the "Summary"), is made by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and KURA ONCOLOGY, INC., a Delaware corporation ("Tenant"). The Tenant originally named in the foregoing sentence may be referred to in this Lease as the "Original Tenant."

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Effective Date:	January 13, 2025
2. Building; Premises; Project (Article 1).
2.1. Building:	That certain building containing approximately 165,543 rentable square feet of space ("RSF") located at 4930 Directors Place, San Diego, CA 92121.
2.2. Premises:	Stipulated by the parties to be approximately 32,512 rentable square feet of space comprising the entire 5th floor of the Building, as further set forth in Exhibit A to the Lease.
2.3. Project:

The office / laboratory development, commonly referred to as Directors Science Park, and consisting of the Building, the Common Areas, other building(s) and land upon which such development is located, and any other building(s) and land from time to time reasonably designated by Landlord, provided, any such designation shall be deemed reasonable if such building(s) and land are located at Director's Place.

3. Lease Term (Article 2).
3.1. Lease Term:	Approximately ninety-two (92) months from and after the Lease Commencement Date.
3.2. Lease Commencement Date:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) October 1, 2025 (the "Outside LCD"). The Outside LCD shall be extended by the number of days of actual delay in the Substantial Completion of the Tenant Improvements to the extent such delay is a result of Landlord Caused Delays (as such terms are defined below), so long as clause (i) above does not apply.

Directors Science Park Kura Oncology COID: 24788

3.3. Lease Expiration Date:	The last day of the ninety-second (92nd) full calendar month following the Lease Commencement Date.
3.4. Option Term(s):	Tenant has one (1) option (an "Extension Option") to extend the Lease Term for a period of five (5)-years (an "Option Term"), as more particularly set forth in Section 2.2 of this Lease.
4. Base Rent (Article 3):

Period (Lease Months)	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per Rentable Square Foot*
1 – 12**	$2,204,316.00	$183,693.00	$5.65
13 – 24**	$2,270,448.00	$189,204.00	$5.82
25 – 36	$2,338,560.00	$194,880.00	$5.99
37 – 48	$2,408,712.00	$200,726.00	$6.17
49 – 60	$2,480,976.00	$206,748.00	$6.36
61 – 72	$2,555,400.00	$212,950.00	$6.55
73 – 84	$2,632,068.00	$219,339.00	$6.75
85 – 92	$2,711,028.00	$225,919.00	$6.95

* The amounts identified in the column entitled "Approximate Monthly Base Rent per Rentable Square Foot" are rounded amounts and are provided for informational purposes only. The amounts identified in the columns entitled "Annual Base Rent" and "Monthly Installment of Base Rent" shall control.

** Subject to the terms set forth in Section 3.2 of this Lease, the Base Rent attributable to the second (2nd) through the fourteenth (14th) month period commencing on the first (1st) day of the second (2nd) full calendar month of the Lease Term and ending on the last day of the fourteenth (14th) full calendar month of the Lease Term shall be abated.

5. Tenant Improvement Allowance (Exhibit B):	$189.50 per rentable square foot of the Premises for a total of $6,161,024.00, subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.
6. Tenant's Share (Article 4):	Nineteen and 64/100 percent (19.64%).

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7. Permitted Use (Article 5):

The Premises shall be used only for general office, research and development, and/or laboratory uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in San Diego, California ("First Class Life Sciences Projects"), and (ii) in compliance with, and subject to, Applicable Laws (as that term is defined in Article 24) and the terms of this Lease.

8. Security Deposit; Letter of Credit (Article 21):	Security Deposit: $285,821.00. Letter of Credit: None
9. Parking (Article 28):

During the Lease Term, Tenant shall be entitled to eighty-four (84) unreserved parking passes and six (6) reserved parking passes shall be for the use of a reserved parking space, all free of charge and, in all cases subject to the terms of Article 28 of this Lease.

10. Address of Tenant (Section 29.18):	Kura Oncology, Inc. 12730 High Bluff Drive Suite 400 San Diego, CA 92130 Attention: Tom Doyle Email*: (Prior to Lease Commencement Date)
and Kura Oncology, Inc. The Premises Attention: Tom Doyle (After Lease Commencement Date) With a Copy to: Cooley LLP 11951 Freedom Drive 14th Floor Reston, VA 20190 Attn: John G. Lavoie, Esq.
11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

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12. Broker(s) (Section 29.24):	Representing Landlord: CBRE, Inc. Representing Tenant: Jones Lang LaSalle
13. Guarantor (Section 29.34):	None.
14. Amount Due Upon Lease Execution:	$183,693.00, as first month's Base Rent $50,394.00, as first month's estimated Direct Expenses $234,087.00 Total

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1.
PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1.
Premises, Building, Project and Common Areas.
1.1.1.
The Premises; Tender of Possession. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto. The outline of the "Building" and the "Project," as those terms are defined in Section 1.1.2 below, are further depicted on the site plan attached hereto as Exhibit A‑1 (the "Site Plan"). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Landlord shall tender possession of the Premises to Tenant in its existing, "as is" condition, and in good, vacant and broom clean condition and shall cause the Building Systems (as that term is defined in Section 7.3 below), and Emergency Generator (as defined below) (and the Emergency Generator’s transfer switches) serving the Premises to be in good operating condition and repair, on or before the Lease Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as expressly set forth herein. Notwithstanding anything in this Lease to the contrary, in connection with the foregoing commitment to deliver the Premises in good operating condition, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an "Operating Expense," as that term is defined in Section 4.2.3), repair or replace any failed or inoperable portion of the Base Building, shell and/or core, the Building Systems (as defined below) and/or the Emergency Generator (and the Emergency Generator’s transfer switches) serving the Premises for which it receives written notice and reasonable evidence from Tenant during the first twelve (12) months of the initial Lease Term that such component of the Base Building, shell and/or core, Building Systems and/or Emergency Generator (including its transfer switches) has failed or is inoperable ("Warranty Period"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant's use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.1 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. Landlord shall be deemed to have tendered possession of the Premises to Tenant upon the date (the "Possession Date") that Landlord provides Tenant with a key or access card to the Premises, and no action by Tenant shall be required therefor. The Possession Date should occur within fifteen (15) days following the Effective Date. Notwithstanding anything in this Section 1.1.1 above to the contrary, if Landlord fails to cause the Possession Date to occur on or before the date that is thirty (30) days after the Effective Date (the "Possession Deadline"), which Possession Deadline shall be extended day for day for each day Landlord fails to cause the Possession Date to occur as a result of any Tenant Delays (as defined below), and/or any events of Force Majeure (as defined below), then Landlord shall abate one (1) day of Base Rent for every one (1) day of delay that Landlord fails to cause the Possession Date to occur beyond the Possession Deadline (as so extended). Further, if Landlord fails to cause the Possession Date to occur on or before the date that is one hundred twenty (120) days after the Effective Date (the "Outside Possession Date"), which Outside Possession Date shall be extended day for day for each day Landlord fails to cause the Possession Date to occur as a result of any Tenant Delays (as defined below), and/or any events of Force Majeure (as defined below), then Tenant, at its option, may terminate this Lease by written notice to Landlord given at any time after the Outside Possession Date but before Landlord causes the Possession Date to occur. In the event of such termination by Tenant, all sums paid by Tenant to Landlord under this Lease shall be fully refunded to Tenant and neither party shall have any further obligations hereunder. The abatement right and termination right afforded to Tenant under this Section 1.1.1 shall be Tenant's sole and exclusive remedies for Landlord's failure to cause the Possession Date to occur by the Possession Deadline and/or the Outside Possession Date respectively (as so extended). Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the

Directors Science Park Kura Oncology COID: 24788

conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. Any process utilities shall be provided without warranty, in their currently existing, "as-is" condition. As used herein, the term "Tenant Delays" shall mean any delays in delivering the Premises as a result of any acts or omissions of Tenant or any Tenant Parties.
1.1.2.
The Building and The Project. The Premises constitutes a portion of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office/laboratory project currently known as "Directors Science Park." The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) at Landlord's option, the other office/laboratory buildings located at Directors Science Park, and the land upon which such adjacent office/laboratory buildings are located, (iv) certain amenity space (the following collectively, the "Amenity Space") serving the tenants of the Project, which will initially include a fitness center with showers and locker rooms and a café (the "Café") (provided that Landlord reserves the right to modify the amenities which constitute the Amenity Space), and (v) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto as part of the Project, including areas that may currently be outside of the Project. Tenant acknowledges that Landlord or an affiliate of Landlord (or any successors thereto) is or may be intending to develop and construct additional buildings, parking structures, and other improvements as a part of the Project, which may be operated as part of the Project whether owned by Landlord, an affiliate of Landlord, or a third party. Landlord shall use commercially reasonable efforts to ensure that (a) the fitness center is operable and ready for use upon the Lease Commencement Date and that (b) the Café is operable and ready for use no later than when the Building occupancy reaches at least fifty percent (50%). Once opened, Landlord hereby agrees to utilize commercially reasonable efforts to operate and maintain such Amenity Space throughout the Lease Term and/or any Option Term; provided, however, Tenant nevertheless acknowledges that if despite such commercially reasonable efforts Landlord is unable for any reason to maintain continuous operation of the Amenity Space during the Lease Term and/or any Option Term, in no event shall such failure be deemed a default hereunder, nor shall such failure impact the validity of this Lease and Landlord shall not be subject to any liability for such failure, provided that in such event Landlord shall utilize commercially reasonable efforts to provide replacement amenities (e.g., an on-site café in a different location or the routine scheduling of food trucks to the Project).
1.1.3.
Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord or an affiliate of Landlord or any other owner of the Project (or any portion thereof), Tenant and any other tenants of the Project, including, but not limited to the parking areas of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules do not unreasonably restrict Tenant's access to or use of the Premises for the Permitted Use nor materially and adversely diminish Tenant's rights under this Lease. In accordance with Section 29.29 below, Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's access to and operations within the Premises in connection with such work, and the size and layout of the Premises shall not be materially altered.
1.2.
Rentable Square Feet of Premises. The rentable square footage of the Premises is hereby deemed to be as set forth in Section 2.2 of the Summary, and shall not be subject to measurement or adjustment during the Lease Term.
1.3.
Right of First Refusal. Landlord hereby grants to the Original Tenant (and any Permitted Assignee (as defined below)) during the initial Lease Term only an ongoing right of first refusal with respect to any available space in the Building containing less than 30,000 rentable square feet (the "Refusal Space"). Notwithstanding the foregoing, such right of first refusal of Tenant shall commence only following the expiration or earlier termination of any existing leases (including renewals) of the Refusal Space as of the Lease Commencement Date, and such right of first refusal shall be subordinate to any rights with respect to such Refusal Space which are set forth in existing leases of space in the Project, including any renewal, extension or expansion rights (including, but not limited to, must-take, right of first offer, right of first negotiation, right of first refusal, expansion option and other similar rights) set forth

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in such leases (all such tenants under such leases are collectively referred to herein as the "Superior Right Holders"). Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 1.4.
1.3.1.
Procedure for Offer. Landlord shall notify Tenant (the "Refusal Notice") when and if Landlord receives a "bona-fide third-party offer" for all or a portion of the Refusal Space during the initial Lease Term, provided that the Superior Right Holders have waived their rights to such Refusal Space. Pursuant to such Refusal Notice, Landlord shall offer to lease to Tenant such Refusal Space on the same terms as set forth in the bona-fide third-party offer. The Refusal Notice shall describe the Refusal Space, the lease term, base rent and other fundamental material economic terms and conditions, including the method of measurement of rentable square feet, upon which Landlord proposes to lease such Refusal Space pursuant to the bona-fide third-party offer. For purposes of this Section 1.3, a "bona-fide third-party offer" shall mean a counter-offer received by Landlord to lease the subject Refusal Space from a qualified third party on terms Landlord is willing to accept. For purposes of example only, the following would each constitute a bona-fide third-party offer:
1.3.1.1.
Landlord receives a request for proposal from a qualified third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the qualified third party on terms Landlord is willing to accept; or
1.3.1.2.
Landlord receives a written offer to lease from a qualified third party. Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the qualified third party on terms Landlord is willing to accept.
1.3.2.
Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the Refusal Space described in the Refusal Notice, then within seven (7) business days of delivery of the Refusal Notice to Tenant, Tenant shall deliver written notice to Landlord (the "Refusal Exercise Notice") of Tenant's irrevocable exercise of its right of first refusal with respect to all of the Refusal Space described in the Refusal Notice at the rent, and upon the other fundamental material economic terms and conditions contained in such Refusal Notice. If Tenant does not deliver the Refusal Exercise Notice to Landlord within such seven (7) business day period, then, Landlord shall be free to negotiate and enter into a lease or lease amendment for the Refusal Space subject to the bona-fide third-party offer with anyone and on any terms Landlord desires and Tenant shall no longer have a right of first refusal for such Refusal Space; provided, however, that if Landlord, within one hundred eighty (180) days after Tenant's failure to exercise Tenant's right of first refusal, intends to enter into a lease upon Economic Terms which are, in the aggregate, materially more favorable to a prospective tenant than those Economic Terms proposed by Landlord in the Refusal Notice to Tenant, then Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease the Refusal Space on such more favorable Economic Terms (such more favorable terms in the Second Chance Notice are referred to herein as the "Second Chance Economic Terms"). The term "Economic Terms" means: (a) the rental rate; (b) the amount of any improvement allowance or the value of any work to be performed by Landlord in connection with the lease of such space (which amount is a deduction from the cost to Tenant or such other party); (c) the amount of free rent or abated rent; and (d) any other monetary concessions. For purposes hereof, Second Chance Economic Terms shall be materially more favorable to a third party if such Second Chance Economic Terms reflect a net effective rental rate (taking into account all Economic Terms) less than ninety percent (90%) of the net effective rental rate for such Refusal Space as the Economic Terms initially proposed by Landlord in the Refusal Notice. Tenant's failure to elect to lease the Refusal Space upon such Second Chance Economic Terms by written notice to Landlord within five (5) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such Second Chance Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on any terms Landlord desires at the Second Chance Economic Terms.
1.3.3.
Amendment to Lease. If Tenant timely exercises Tenant's right of first refusal to lease the Refusal Space as set forth herein, Landlord and Tenant shall use commercially reasonable efforts to thereafter execute an amendment to this Lease (the "Refusal Space Amendment") within thirty (30) days for such Refusal Space upon the terms set forth in the Refusal Notice, but otherwise upon the terms and conditions set forth in this Lease and this Section 1.3; provided, however, an otherwise valid exercise of the such right of first refusal shall be fully effective whether or not a lease amendment is executed.

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1.3.4.
Termination of Refusal Right. The rights contained in this Section 1.3 shall be personal to the Original Tenant and any Permitted Assignee, and may only be exercised during the initial Lease Term by the Original Tenant and any Permitted Assignee (and not any other assignee, sublessee or other transferee of Original Tenant's interest in this Lease) if the Original Tenant or Permitted Assignee occupies no less than one hundred percent (100%) of the then-existing Premises. The right of first refusal granted herein shall terminate as to a particular Refusal Space upon Tenant's failure to timely exercise its right of first offer with respect to such particular Refusal Space, except as otherwise expressly set forth in Section 1.3.2 above. The right to lease the Refusal Space as provided in this Section 1.3 may not be exercised if, as of the date of the attempted exercise of the right of first refusal by Tenant, or as of the scheduled date of delivery of the Refusal Space to Tenant, Tenant is in default (beyond applicable notice and cure periods) under this Lease. The right of first refusal granted herein shall terminate as to all Refusal Space and thereafter shall be of no further force or effect upon the expiration of the initial Lease Term.
2.
LEASE TERM; OPTION TERM; EARLY TERMINATION RIGHT
2.1.
Lease Term. The terms and provisions of this Lease shall be effective as of the Effective Date. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, provided that if the Lease Commencement Date occurs on other than the first day of a month, the first "Lease Year" shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. The term "Lease Month" shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Month shall be that calendar month) and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, once the Lease Commencement Date has been determined in accordance with Section 3.2 of the Summary, Landlord may deliver to Tenant a written notice memorializing such Lease Commencement Date.
2.2.
Extension Option(s).
2.2.1.
Option Right. Upon the proper exercise of the Extension Option in accordance with the provisions of this Section 2.2 by Original Tenant or any assignee of Original Tenant's entire interest in the Lease that has been approved in accordance with the terms of Article 14, below (a "Permitted Assignee"), the Lease Term shall be extended for the Option Term. Such Extension Option shall be exercisable only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is thereby irrevocably exercising its option to lease the Premises during the Option Term. Upon the proper exercise of the Extension Option, and provided that, at Landlord's option, as of the date of delivery of such notice, Tenant is not in default under this Lease (beyond the applicable notice and cure periods) and has not previously been in default under this Lease (beyond the applicable notice and cure periods) more than twice, and as of the end of the initial Lease Term, Tenant is not in default under this Lease (beyond the applicable notice and cure periods), the Lease Term shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignee (and not any other assignee, sublessee or "Transferee," as that term is defined in Section 14.1, below, of Tenant's interest in this Lease). In the event that Tenant fails to timely and appropriately exercise its option to extend the Lease Term in accordance with the terms of this Section 2.2, then such option shall automatically terminate and shall be of no further force or effect. Further, notwithstanding anything to the contrary herein, Tenant's Extension Option shall terminate upon the earliest to occur of (i) Tenant's assignment of this Lease, other than to a Permitted Assignee, (ii) Tenant's sublease of fifty percent (50%) or more of the entire then-existing Premises, other than to a Permitted Transferee for substantially the remaining Lease Term, (iii) intentionally omitted, and (iv) the occurrence of the second (2nd)Event of Default.

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2.2.2.
Option Rent. The Base Rent payable by Tenant during the Option Term (the "Option Rent") for all of the Premises shall be equal to the "Fair Rental Value" (as defined below). Landlord shall have the right to require Tenant to provide additional security in the form of a cash security deposit in order to increase the Security Deposit under this Lease (provided, however, that such increased amount shall not cause the total Security Deposit under this Lease to exceed the last month's Rent for the Option Term), based upon Landlord's review of Tenant's financial statements (and in connection therewith, Tenant shall provide the financial statements referenced in Section 17.2 of this Lease within ten (10) business days of Landlord's request) if (i) there has been a material adverse change in Tenant's financial condition as compared to Tenant's financial condition as of the Effective Date, (ii) Tenant's receipt of an improvement allowance or other economic concessions during the Option Term, (iii) Tenant's construction, or contemplated construction, of Tenant Improvements or "Alterations" (as that term is defined in Section 8.1 below) that have above-standard demolition and removal costs, and which Tenant is obligated to remove upon expiration of the Lease Term, (iv) Tenant is involved in a lawsuit, or any other situation exists, that Landlord reasonably believes could materially impair Tenant's ability to perform its obligations under this Lease, or (v) reasonably required based on Landlord's review of financial security then generally being imposed in Comparable Transactions (as defined below) from tenants of comparable financial condition and credit history, as compared to the then existing financial condition and credit history of Tenant (and giving reasonable consideration to Tenant's prior performance history during the Lease Term). The "Fair Rental Value," as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the fifteen (15) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Premises at the termination of the Lease), for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space (other than improvements installed by Tenant at Tenant's sole cost and expense), such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant. The term "Comparable Buildings" shall mean the Building and those other life sciences and or laboratory buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of the building), quality of construction, level of services and amenities, size and appearance, and are located in Sorrento Mesa submarket and the surrounding commercial area.
2.2.3.
Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent within thirty (30) days thereafter. If Tenant, on or before the date which is ten (10) business days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then each party shall thereafter make a separate determination of the Option Rent, as the case may be, within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below. If Tenant fails to accept or reject Landlord's determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord's determination of Option Rent, and each party shall make their separate determinations of Option Rent and the matter shall be submitted to arbitration in accordance with the terms hereof.

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2.2.3.1.
Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other First Class Life Sciences Projects located in the Sorrento Mesa submarket. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
2.2.3.2.
The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) business days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appointment, and the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
2.2.3.3.
The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.
2.2.3.4.
The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
2.2.3.5.
If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.
2.2.3.6.
If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days after the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of San Diego County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
2.2.3.7.
The cost of the arbitration shall be paid by Landlord and Tenant equally.
2.2.4.
In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent at 103% of the rate in effect on the last day of the initial Lease Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.
2.3.
Tenant Early Termination Right. Subject to the terms of this Section 2.3 below, Tenant shall have the one-time right (the "Early Termination Right") to terminate this Lease in its entirety effective as of the last day of the sixty-sixth (66th) full calendar month of the initial Lease Term (the "Termination Date"), upon not less than twelve (12) months prior written notice to Landlord (the "Termination Notice") irrevocably exercising the Early Termination Right. Concurrently with Tenant's delivery of the Termination Notice to Landlord, as consideration for and as a condition precedent to such early termination, Tenant shall pay to Landlord the Termination Fee (defined below). The "Termination Fee" shall be equal to eight (8) months’ worth of Base Rent and Estimated Direct Expenses based upon the amount of Base Rent and Estimated Direct Expenses due for the fifty-fourth (54th) full calendar month of the initial Lease Term; provided, however, Tenant agrees that (i) such eight (8) months' worth of Base Rent and

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Estimated Direct Expenses is not in the nature of a penalty and represents the value of other unamortized economic concessions granted to Tenant under this Lease, as well as consideration for the uncertainty in the amount of time Landlord will require in order to re-lease the Premises, and (ii) for the avoidance of doubt, Tenant’s payment of such Termination Fee shall not be deemed to relieve Tenant of its obligation to pay Landlord Base Rent and Estimated Direct Expenses as provided in the penultimate sentence of this Section 2.3. Time is of the essence with respect to the delivery of the Termination Notice and Termination Fee. In no event shall Tenant be entitled to exercise the Early Termination Right if an Event of Default by Tenant under this Lease remains uncured at the time of Landlord's receipt of the Termination Notice, or at Landlord's option, at the Termination Date. Provided Tenant properly exercises (and is entitled to exercise) the Early Termination Right in accordance with the terms of this Section 2.3, then, effective as of the Termination Date, this Lease shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under this Lease, except those obligations set forth in this Lease with respect to the period of Tenant's tenancy through the Termination Date or such obligations which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease up to and including the Termination Date. The Early Termination Right shall be personal to the Original Tenant and Permitted Assignees, and may only be exercised by the Original Tenant and Permitted Assignees (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease).
3.
BASE RENT
3.1.
In General. Tenant shall pay to Landlord, without prior notice or demand, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first (1st) day of the applicable Lease Month. However, if the first Lease Month pertains to a period longer than one (1) calendar month, then Base Rent for such first Lease Month shall be equal to one (1) calendar month's Base Rent plus prorated Base Rent for the partial calendar month also included in such first (1st) Lease Month. The prepaid Base Rent set forth in Section 14 of the Summary shall be paid at the time of Tenant's execution and delivery of this Lease. All payments required to be made by Tenant to Landlord hereunder (including, without limitation, Base Rent) shall be paid to Landlord or Landlord's agent, at Tenant's option, by wire transfer, Electronic Funds Transfer, or at the management office of the Project or at such other place or method as Landlord may from time to time designate in writing, in immediately available funds that, at the time of payment, are legal tender for private or public debts in the United States of America. If no time period for payment is specified in this Lease, Tenant shall make all required payments within thirty (30) days of Landlord's request and delivery of an invoice.
3.2.
Base Rent Abatement. Subject to the terms and conditions of this Lease, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises with respect to the following full calendar months two (2) through fourteen (14) (collectively, the "Base Rent Abatement"). The maximum aggregate amount of the Base Rent Abatement shall be equal to $2,399,031 (i.e., $183,693.00 per month for months two (2) through twelve (12) and $189,204.00 per month for months thirteen (13) and fourteen (14)).
4.
ADDITIONAL RENT
4.1.
General Terms.
4.1.1.
Direct Expenses; Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.5 and 4.2.1 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

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4.1.2.
Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a "TRIPLE net" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant's operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.
4.2.
Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1.
"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.2.
"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon written notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.3.
Except as expressly set forth to the contrary herein, "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays, accrues or amortizes during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project or any portion thereof (including, without limitation, all Common Areas and the Amenity Space), in accordance with sound real estate management and accounting practices. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, contractor fees, legal fees and accounting fees in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) rent or imputed rent for any office space made available for Project management personnel; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project, subject to Section 1.1.1 above and provided that any capital expenditures for the same shall be amortized in accordance with (xiii) below; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing, provided that any capital expenditures for the same shall be amortized in accordance with (xiii) below; (xii) amortization (including interest on the unamortized cost) over the useful life or rental period in accordance with generally accepted accounting principles, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses (but only to the extent of reasonably anticipated savings in Operating Expenses on a net basis in connection with such particular capital improvement) or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or future mandatory conservation programs, (C) intentionally omitted, (D) that are reasonably necessary for the continued operation of the Project as a First Class Life Sciences Project, (E) that are required under any Applicable Laws (as defined in Section 24.1 of this Lease) provided that such law or regulation was not enacted or enforced prior to the Commencement Date, (F) reasonably necessary (as reasonably determined by Landlord) for the safety or security of the Project, or (G) replacements or modifications of equipment or other items located in or serving the Common Areas required to keep the Common Areas in good order or condition (the foregoing items (A) through (G) to be referred to as the "Permitted Capital Costs"); provided,

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however, that any capital expenditure shall be amortized with interest at the "Interest Rate" (as that term is defined in Article 25 below) over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices (provided, however, with respect to those items included under item (A) above, Landlord shall have the right to amortize the same over their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices); and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.4, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents"), except to the extent resulting from Landlord's violation of any Underlying Document (to the extent not caused by Tenant's or Tenant's Party's own violation of the terms of this Lease or such Underlying Documents).

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)
costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), tenant relocation costs, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(b)
except in connection with items (xii) and (xiii) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
(c)
costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles), and utility costs for which any tenant directly contracts with the local public service company;
(d)
any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)
costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating the Project or any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(f)
the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of a senior portfolio manager, or its equivalent;
(g)
amount paid as ground rental for the Project by the Landlord;

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(h)
except for a management fee, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties;
(i)
any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;
(j)
rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(k)
all items and services for which Tenant or any other tenant in the Project reimburses Landlord directly and separately from Operating Expenses, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(l)
any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(m)
rent or imputed rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(n)
costs arising from the gross negligence or willful misconduct of Landlord, its agents, employees, and/or contractors, in connection with this Lease;
(o)
costs incurred to comply with Applicable Laws relating to the removal of "Hazardous Material" (as defined in Section 5.3 below) that was in existence in the Building or on the Project prior to the Lease Commencement Date, or that was brought into the Building or onto the Project after the Lease Commencement Date by Landlord or any other "Landlord Parties" (as that term is defined in Section 10.1 below) or by other parties other than Tenant or any Tenant Parties, and was of such a nature that a federal, state, local or municipal governmental authority would have required removal or other containment, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, but only to the extent those Applicable Laws were then being actively enforced by the applicable government authority;
(p)
capital expenditures other than Permitted Capital Costs;
(q)
except as provided herein, attorney's fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants, other occupants of the Building, or other third parties;
(r)
interest, principal, points and fees on debt or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or Project;
(s)
costs of acquisition and maintenance of sculptures, paintings, or other objects of art;
(t)
except as provided herein, leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants, other occupants of the Building, or other third parties;

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(u)
Landlord's general corporate overhead and administrative expenses, except for the property management fee (subject to clause (gg) below) and except as they relate to the specific management of the Project;
(v)
the cost of special services, goods or materials provided to any other tenant of the Project, and not provided to Tenant;
(w)
costs of correcting any defects in the initial design or construction of the Building or Common Areas;
(x)
costs or fees incurred in connection with the defense of Landlord's title or interest in the real estate containing the Project, except (1) as otherwise specifically enumerated as a part of Operating Expenses in this Lease or (2) as and to the extent the expenditure of such attorneys' fees generally benefits the tenants of the Building and/or Project;
(y)
fees, penalties and interest resulting from Landlord's failure to pay an Operating Expense as and when due and which are not caused by Tenant and/or any Tenant Parties;
(z)
costs and overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds typical costs and overhead and profit increment of such goods and/or services rendered by qualified unaffiliated third parties on a competitive basis;
(aa)
costs of advertising, public relations and promotional costs associated with the promotion or leasing of the Building, and costs of signs (other than building directories and signage for various equipment rooms and common areas) in or on the Building which identify other tenants and/or Landlord;
(bb)
rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment (except when needed in connection with normal repairs and maintenance of the Project and/or to ameliorate an emergency condition in the Buildings) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease, excluding, however, equipment not affixed in the Building or Project which is used in providing janitorial or similar services;
(cc)
costs of any capital repairs made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building, except for commercially reasonable deductible amounts;
(dd)
costs of overtime or other expense to Landlord due to Landlord's defaults under this Lease or incurred while performing work expressly provided in this Lease to be borne at Landlord's sole cost and expense (and not as a part of Operating Expenses);
(ee)
costs incurred for any items to the extent Landlord actually recovers under a manufacturer's, materialmen's vendor's or contractor's warranty;
(ff)
costs incurred due to the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors; and
(gg)
fees payable by Landlord for management of the Project in excess of three percent (3%) (the "Management Fee Cap") of Landlord’s gross revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent, as contrasted with free rent, half-rent and the like (but excluding any period that a tenant is not required to pay rent, if any, specifically in connection with the design, permitting and construction of tenant improvements in such

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tenant's space), including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof; and
(hh)
any reserve funds.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts actually received by Landlord or Landlord's managing agent in the purchase of any goods, utilities or services in connection with the prudent operation of the Project. In the calculation of any expenses hereunder, it is understood that no expense shall be charged more than once. Landlord shall use its commercially reasonable efforts in good faith to effect an equitable proration of bills for services rendered to the Project. To the extent there exists a conflict as to an expense which is specified to be included in Operating Expenses and is also specified to be excluded from Operating Expenses within the above list, the exclusions listed above shall prevail and the expenses shall be deemed excluded. Landlord shall not recover more than one hundred percent (100%) of the Operating Expenses actually incurred by Landlord.

Notwithstanding the foregoing, Controllable Expenses (as defined below) for each Expense Year (the "Applicable Expense Year"), commencing with the Expense Year following the Expense Year 2026, shall not exceed an amount determined by increasing Controllable Expenses for each prior Expense Year at the rate of five percent (5%) per year through the Applicable Expense Year on a compounded and cumulative basis. "Controllable Expenses" shall mean those Operating Expenses that are reasonably controllable by Landlord. Operating Expenses that are not reasonably controllable by Landlord shall include those Operating Expenses relating to Tax Expenses, insurance, utilities, collectively-bargained union wages and costs, property management fees, ground lease payments or assessments due under any recorded document (if applicable), janitorial, costs incurred due to an event of Force Majeure, and other weather-related costs (e.g., snow and ice removal), capital improvements and alterations and modifications to the Building required by Applicable Law or any costs incurred specifically at the request of Tenant (such as for additional or special services) and not expressly required to be incurred by Landlord pursuant to this Lease.

Landlord shall not (a) make a profit by charging items to Operating Expenses that are otherwise also charged separately (i.e., not as the equivalent to Operating Expenses under this Lease) to Tenant (or other tenants of the Project, if applicable), and (b) except for a management fee, and subject to Landlord's obligation to reconcile Operating Expenses described in this Article 4, collect Operating Expenses from Tenant (and all other tenants in the Project, if applicable) in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.4.
Tax Expenses.
4.2.4.1.
Inclusions. Subject to the terms of Section 4.2.4.2 below, "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof, to the extent not attributable to the personal property of another tenant of the Project), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof, including, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any

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assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13; (iii) any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.
4.2.4.2.
In General. Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days of Landlord's written request for the same, together with reasonable supporting documentation of such change, Tenant's Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, taxes upon business professional, occupational and license taxes (BPOL), (ii) other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Project), (iii) any items included as Operating Expenses, (iv) any items paid by Tenant under Section 4.5 of this Lease, (v) assessments in excess of the amount which would be payable if such assessment expense were paid in installments over the longest permitted term, (vi) taxes imposed on land and improvements other than the Project, and (vii) any mortgaging or refinancing of the Building or Project. Landlord shall not include in Tax Expenses any interest or penalties incurred by Landlord by reason of Landlord's failure to pay in a timely manner any Tax Expenses.
4.2.5.
"Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.
4.3.
Intentionally Deleted.
4.4.
Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
4.4.1.
Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a reasonably detailed statement (the "Statement") which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Landlord shall deliver such Statement to Tenant following the end of each Expense Year and shall use commercially reasonable efforts to deliver the same to Tenant within six (6) months following the end of the applicable Expense Year. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease or, if the Lease Term has ended, Landlord shall refund such overpayment to Tenant within thirty (30) days of the date such Statement is delivered to Tenant.

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Subject to the penultimate sentence of this Section 4.4.1, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord such amount within thirty (30) days of its receipt of the applicable Statement, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall apply such overpayment against any unpaid Rent, and within thirty (30) days, deliver a check payable to Tenant in the amount of any remaining overpayment. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than twenty-four (24) months after the Expense Year in which the same were incurred, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following such Expense Year, and Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than fifteen (15) months after the Lease Expiration Date (or any earlier expiration or termination of this Lease), provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.
4.4.2.
Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in reasonable detail Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement), a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time, but not more than twice per Expense Year), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term, Landlord shall maintain records with respect to Direct Expenses in accordance with Landlord's customary, sound real estate management and accounting practices.
4.5.
Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay on or before the applicable due date, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Project. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall within thirty (30) days of Landlord's demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5, above.
4.6.
Landlord's Records. Upon Tenant's written request given not more than one hundred twenty (120) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that no Event of Default is then occurring under this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation as Tenant may reasonably request in connection with the calculation of Direct Expenses as set forth in such Statement (to the extent Landlord has such supporting documentation readily available, and to the extent such supporting documentation

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is reasonably required to substantiate Direct Expenses charged to Tenant). Landlord shall provide said documentation to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after Tenant's receipt of a Statement for a particular Expense Year (the "Audit Period"), if Tenant disputes the calculation of Direct Expenses set forth in such Statement, an independent certified public accountant designated and paid for by Tenant ("Tenant's Accountant"), may after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement, provided that (i) no Event of Default is then occurring under this Lease, (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and Tenant's Accountant has been delivered to Landlord prior to the commencement of the audit. Tenant's Accountant must (A) be a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of comparable projects, (B) not already be providing accounting and/or lease administration services to Tenant or Landlord and shall not have provided accounting and/or lease administration services to Tenant or Landlord in the past three (3) years, (C) not be retained on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by Tenant's Accountant in the performance of the audit), and (D) not currently or within the previous twenty-four (24) month period be providing accounting and/or lease administration services to another tenant in the Project in connection with a review or audit by such other tenant of Direct Expenses. In connection with such audit, Tenant and Tenant's Accountant must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's Accountant shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant's failure to audit the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Neutral Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Neutral Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then the cost of the Neutral Accountant and the out-of-pocket cost of Tenant's Accountant shall be paid for by Landlord. Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses with respect to any Expense Year shall be as expressly set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses with respect to any Expense Year, (except with respect to claims of fraud or intentional misrepresentation that are not waivable under Applicable Laws).
5.
USE OF PREMISES
5.1.
Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.
5.2.
Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect, or any Underlying Documents. Landlord shall have the right to impose reasonable and customary non-discriminatory rules and regulations regarding the use of the Project, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project, and Tenant shall comply with such reasonable rules and regulations, provided that Tenant receives a copy in writing of any new and/or modified rules and regulations. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building and/or Project, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project, provided that, with respect to any future and/or modified recorded easements, covenants, conditions, and restrictions affecting the Project after the date of this Lease, Landlord shall not voluntarily

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enter into any of the same to the extent that the same would materially interfere with Tenant's access to or use of the Premises for the Permitted Use. Further, notwithstanding anything contained herein to the contrary, in all events, Tenant’s use of the Premises, along with Tenant’s alterations to the Premises (including, without limitation, the Alterations and the Tenant Improvements), shall conform with, and shall not exceed, the Building Systems capacities available to the Premises as described on Exhibit F attached hereto.
5.3.
Hazardous Materials.
5.3.1.
Tenant's Obligations.
5.3.1.1.
Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord's Pre-Leasing Environmental Exposure Questionnaire (the "Environmental Questionnaire"), which is attached as Exhibit E. Tenant agrees that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire (as may be updated from time to time in accordance with this Section 5.3), neither Tenant nor Tenant's employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant's Agents") will produce, use, store or generate any "Hazardous Materials," as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed an Event of Default by Tenant under this Lease. Landlord's prior written consent shall be required to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent to be withheld in Landlord's sole yet reasonable discretion. Tenant shall not install or permit any underground storage tank on the Premises. For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls ("PCBs"), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any Environmental Laws. The term "Hazardous Materials" for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a "hazardous material" under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment . For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment. Notwithstanding the foregoing, Landlord recognizes and acknowledges that Tenant or its agents may use and store within the Premises reasonable quantities of customary office and cleaning supplies; provided such items are stored, used and disposed of in accordance with applicable federal, state or local law.
5.3.1.2.
Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant becomes aware of the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, though if the Release of such Hazardous Material predated the Tenant's occupancy of the Premises, Tenant shall promptly notify Landlord of the same in writing upon discovery of the existence of such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as "Hazardous Materials Claims." Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials

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Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant's discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any "Environmental Laws," as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord's prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, "Environmental Laws" means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.
5.3.1.3.
Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease by Tenant or Tenant's Agents and/or if any other Hazardous Material condition exists at the Premises that requires response actions of any kind, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to the condition existing prior to such Release. Tenant shall not be responsible for fulfilling the requirements of this Section 5.3.1.3 for any Release of Hazardous Material (i) predating the Lease Commencement Date, or (ii) caused by Landlord or by another occupant of the Building or Project (so long as such occupant is not Tenant’s Agent).

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5.3.1.4.
Indemnification.
5.3.1.4.1.
In General. Without limiting in any way Tenant's obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all Losses (including, without limitation, penalties, enforcement actions, fines, remedial actions, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, sums paid in settlement of Hazardous Materials Claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant's Agents. Landlord shall indemnify, defend, protect and hold harmless Tenant from and against, all third party losses, costs, claims, liabilities and damages (including reasonable attorneys’ and consultants’ fees) arising out of any Hazardous Material Released by Landlord, its agents, contractors, or employees.
5.3.1.4.2.
Limitations. Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant's indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials which may exist in, on or about the Premises as of the Effective Date or that migrate to the Premises from adjacent property not due to acts of Tenant or any Tenant’s Agents ("Existing Hazardous Materials"), except to the extent that Tenant's construction activities and/or Tenant's (or any Tenant’s Agents’) other acts or omissions caused or exacerbated the subject claim.
5.3.1.5.
Compliance with Environmental Laws. Without limiting the generality of Tenant's obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant's use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant's activities involving Hazardous Materials and showing to Landlord's reasonable satisfaction compliance with all Environmental Laws and the terms of this Lease. Landlord represents and warrants that, to its actual knowledge, it has not received any written notice of violation of Environmental Laws from the applicable governmental authority regarding any use, storage, treatment or transportation of Hazardous Materials in, on or about the Project, Building or Premises prior to the Effective Date of this Lease. For purposes of this Section 5.3.1.5, whenever phrases such as "to Landlord's knowledge" or "its actual knowledge" or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of Michael Dorris (the "Landlord's Representative"). No duty of inquiry or investigation on the part of Landlord or Landlord's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Landlord's actual knowledge, and in no event shall Landlord's Representative have any personal liability therefor.
5.3.2.
Assurance of Performance.
5.3.2.1.
Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord (an "Environmental Assessment") to ensure Tenant's compliance with the requirements of this Lease with respect to Hazardous Materials. Except to the extent required in the cause of emergencies with imminent threat of serious harm to person or properties, Landlord shall give Tenant at least five (5) business days prior written notice of any such Environmental Assessments.

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5.3.2.2.
Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor, together with reasonable supporting documentation of such costs.
5.3.3.
Tenant's Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant's sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the same uses of the Premises as are allowed as of the Lease Commencement Date; and (iii) cause to be removed all containers installed or used by Tenant or Tenant's Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.
5.3.4.
Clean-up.
5.3.4.1.
Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an "Environmental Report") shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the "Clean-up") of any Hazardous Materials is required, Tenant shall promptly prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord's written approval (not to be unreasonably withheld, conditioned, or delayed), specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord's approval of the Clean-up plan, Tenant shall, at Tenant's sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Applicable Laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the actual costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor, together with reasonable supporting documentation of such costs.
5.3.4.2.
No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up necessitated by the acts or omissions of Tenant or any Tenant’s Agents in violation of the terms of this Article 5, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.
5.3.4.3.
Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. If applicable, Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises ("Closure Letter"), unless such governmental authority's standard practices at the relevant time do not provide for such Closure Letter. Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with Applicable Laws.
5.3.4.4.
Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease (if required and unless such governmental authority's standard practices at the relevant time do not provide for such Closure Letter), and Tenant's failure to receive the Closure Letter is prohibiting Landlord from leasing

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the Premises to a third party, or prevents the occupancy or use of the Premises by a third party, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.
5.3.5.
Confidentiality. Unless compelled to do so by Applicable Law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant's consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Law, it shall provide Landlord ten (10) days' advance notice (or such shorter times as may be necessary due to Applicable Laws) of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties' written agreement to be bound by the terms of this Section 5.3.
5.3.6.
Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports in Tenant's possession or control regarding Tenant's activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials, unless to do so would expose Tenant to a claim of breach of a nondisclosure obligation or be a violation of Applicable Laws.
5.3.7.
Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any Applicable Laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.
5.3.8.
Landlord Obligation. If it is discovered that, through no fault of Tenant or any of Tenant's Agents, any Hazardous Materials exist in the Premises as of the Possession Date which (i) are in violation of applicable Environmental Laws in effect as of such date and (ii) would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or would otherwise materially and adversely affect Tenant's use of or access to the Premises, Landlord shall take all necessary steps to remediate the Hazardous Materials as required by and in compliance with applicable Environmental Laws, all at Landlord's cost which shall not be included in Operating Expenses; provided, however, Tenant shall, at its cost, be responsible for such remediation as and to the extent (A) Tenant or any of Tenant's Agents introduced the Hazardous Materials or exacerbated an existing Hazardous Materials problem, and/or (B) such remediation pertains to Hazardous Materials located within any components of the Premises that are Tenant's repair obligations under Section 7.1 below (but not any components that are Landlord repair obligations under Section 7.4 below and not any Existing Hazardous Materials) and is required to comply with Environmental Laws first enacted or amended after the Possession Date.
5.3.9.
Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant's obligations under this Section 5.3 have been completely performed and satisfied.
6.
SERVICES AND UTILITIES
6.1.
In General. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1.
Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning to the office portions of the Premises ("HVAC") when necessary for normal comfort for normal office use in the Premises 24 hours per day, 7 days per week. HVAC to the lab portion of the Premises will also be provided 24 hours per day, 7 days per week. Tenant shall cooperate fully with Landlord at all times and abide by all commercially reasonable regulations and

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requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.
6.1.2.
Landlord shall provide reasonably sufficient electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental use equipment), provided that the connected electrical load of Tenant's lighting fixtures and the incidental use equipment does not, in the aggregate, exceed the connected electrical loads typically required at First Class Life Sciences Projects. Tenant will design Tenant's electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant's fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. Landlord, at its sole cost, shall install submetering equipment for Tenant’s electric usage in the Premises, and Tenant shall pay to Landlord the cost of such utilities based on such sub-meter, and reimbursement for any penalties for usage or other surcharges imposed by any utility company. Within thirty (30) days after receipt of Landlord's statement of apportionment or statement setting forth the charges payable by Tenant, Tenant shall pay to Landlord, as Additional Rent (and not as a Direct Expense), the cost of such electrical services so apportioned or so provided by Landlord. Notwithstanding anything to the contrary set forth herein, to the extent the Premises generates electricity demand on a shared resource (e.g. electricity for the shared heating, ventilation and air-conditioning system serving the Building), the cost of such electricity shall be allocated to Tenant in an equitable manner or other reasonable basis consistent with commercially reasonable property management practices.
6.1.3.
Landlord shall provide city water from the regular Building outlets for drinking, kitchen, lavatory and toilet purposes in the Building Common Areas and the Premises.
6.1.4.
Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, i.e., from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the "Holidays"), and shall have one elevator available at all other times, including on the Holidays, except in the event of emergency.
6.1.5.
Landlord shall not provide janitorial services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with Applicable Laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.
6.1.6.
Landlord shall provide janitorial services for the Common Areas in a manner consistent with First Class Life Sciences Projects.
6.1.7.
If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time reasonably establish as appropriate, of Tenant's desired use in order to supply such HVAC, and Landlord shall supply such heat, ventilation or air conditioning to Tenant at such hourly cost to Tenant as Landlord shall reasonably determine for the Building.
6.2.
Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, (including, without limitation, where any such failure, delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or Casualty (as that term is defined in Section 11.1 below) whatsoever, by act or default of Tenant or other parties, or by any other cause); and such failures, delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property

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or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.3.
Utility Information. Tenant hereby acknowledges and agrees that (i) pursuant to certain applicable laws and/or sustainability reporting requirements (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose factual information concerning Tenant's energy usage at the Project to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building and/or Landlord's consultants and/or vendors (the "Tenant Energy Use Disclosure"), and (ii) in connection therewith, to the extent any utilities are separately metered and paid by Tenant, Tenant shall reasonably cooperate with Landlord as necessary to submit energy and water consumption data, including total usage and total charges as they appear on Tenant's electric, gas, water, and other utility bills, in a format deemed reasonably acceptable by Landlord, provided Tenant shall have no responsibility for additional costs for such cooperation other than to a de minimis administrative extent. Tenant hereby further (A) consents to all such Tenant Energy Use Disclosures made by Landlord, (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (C) releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure made in accordance with the foregoing provisions. The terms of this Section 6.3 shall survive the expiration or earlier termination of this Lease.
6.4.
Access. Subject to compliance with Landlord's commercially reasonable access control procedures and Applicable Laws, and except when and where Tenant's right of access is specifically restricted or limited in this Lease, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week, every day of the year during the Lease Term.
6.5.
Tenant's Emergency Generator. Landlord and Tenant hereby acknowledge that there is an existing generator currently serving the Building and Premises ("Emergency Generator") of approximately 750kW, and Tenant shall have the right, at no additional cost (other than as included in Operating Expenses), to connect to the Emergency Generator for up to Tenant's Share of the electrical capacity provided by such Emergency Generator during the Lease Term, as extended by the Option Term as applicable. Tenant's use of the Emergency Generator shall be at Tenant's sole risk, and Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Emergency Generator. Except to the extent caused by the gross negligence or willful misconduct of Landlord, or any Landlord Parties, Tenant hereby waives any claims against Landlord or any Landlord Parties resulting from Tenant's use of the Emergency Generator, or any failure of the Emergency Generator to operate as designed, and agrees that Landlord shall not be liable for any damages resulting from any failure in operation of the Emergency Generator, including, without limitation any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or loss to equipment, inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Tenant acknowledges that Operating Expenses shall include Landlord's costs incurred in maintaining and operating the Emergency Generator (including all permit costs and fees).
7.
REPAIRS
7.1.
Tenant Repair Obligations. Subject to Landlord’s obligations set forth in Section 7.2 below, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord (not to be unreasonably withheld, conditioned, or delayed), and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, Landlord shall have the exclusive right, at Landlord's option, but not the obligation, to make such repairs and replacements, and Tenant shall pay to Landlord the actual cost thereof, including Landlord's commercially reasonable standard fee for its involvement with such repairs and replacements (to be uniformly established for the Building at a commercially reasonable level), within thirty (30) days upon being billed for same (such fee not to exceed the greater of 3% of hard costs or Landlord’s Building-standard

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fee). Landlord may, but shall not be required to, enter the Premises, pursuant to the terms of Article 27, below, to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2.
Landlord Repair Obligations. Notwithstanding the foregoing, Landlord shall be responsible for repairs and replacement as necessary to the exterior walls, exterior doors and windows and waterproofing of the Building envelope, foundation and roof (including roof membrane, gutters, flashings, and downspouts) of the Building, utility connections to the Building, the structural portions of the floors of the Building, including but not limited to the slab, and other structural portions of the Building (even if located within the Premises) (the "Building Structure"), the base Building plumbing, sewer, drainage, electrical, fire protection, elevator, life safety, heating, ventilation and air-conditioning systems (the "Building Systems" and together with the Building Structure, the "Base Building") of the Building, and the Common Areas, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Subject to the terms of Article 27, below, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
8.
ADDITIONS AND ALTERATIONS
8.1.
Landlord's Consent to Alterations. Except for the initial Tenant Improvements expressly described in the Tenant Work Letter attached hereto, Tenant may not make any repairs, improvements, alterations, additions or changes to the Premises or other portion of the Project, or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises or Project (collectively, the "Alterations") without the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned, or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which may (a) affect the exterior appearance of the Building; (b) affect the Building structure or adversely affect the Building Systems; (c) fail to comply with Applicable Laws or cause any other portion of the Project to fail to comply with Applicable Laws; (d) be in material conflict with Landlord's Sustainability Initiative (including, without limitation, by jeopardizing any Green Certification); (e) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord; (f) materially increase Landlord's Repair Obligations; (g) obstructs or interferes with other tenants or occupants of the Project, or (h) be unusually difficult or expensive to remove or not be readily usable for a future tenant. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations (i) do not affect the Building Systems or any Building equipment, (ii) are not visible from the exterior of the Building, (iii) cost less than $200,000.00 for a particular job of work, and (iv) do not adversely affect the value of the Premises, Building, and/or Project ("Cosmetic Alterations"). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 (provided, however, that such initial improvements shall be deemed to constitute Alterations for purposes of Sections 8.5 and 15.2 below).

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8.2.
Manner of Construction. Landlord may impose, as a condition to Tenant's right to perform any Alterations, other than the initial Tenant Improvements described in the Tenant Work Letter, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that (i) upon Landlord's request (which request shall be made at the time of approval of such Alteration subject to the terms of Section 8.5 below), Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term, (ii) Tenant utilize for such purposes only contractors reasonably approved by Landlord, (iii) Tenant enter into a construction contract that includes Landlord's then-standard commercially reasonable construction rider (or such other construction rider as Landlord may reasonably require), which rider shall include, among other things, Landlord's commercially reasonable insurance and indemnity requirements, and (iv) any "Lines" (as that term is defined in Section 22 below), including riser cables, installed by Tenant shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with Landlord's Building standard requirements. Tenant shall be solely responsible for acquiring any required permit for all Alterations, furnishing of a copy of such permit and approvals to Landlord prior to the commencement of the work, and complying with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb Hazardous Materials, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord's commercially reasonable, non-discriminatory rules and regulations concerning such Hazardous Materials. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Tenant shall, promptly following the completion of any Alterations (including any Cosmetic Alterations), compile and deliver to Landlord a "close-out package" in such format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord for the particular Alterations): (a) as-built drawings and final record CAD drawings, if applicable, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, if applicable, (d) an independent air balance report, if reasonably required due to the nature of the Alterations, (e) lien releases for all work performed at the Project, and (f) such other reasonable information or materials as may be reasonably requested by Landlord.
8.3.
Payment for Improvements. Tenant is responsible for all of the costs in performance of any Alterations. In addition, in connection with all Alterations other than (i) the initial Tenant Improvements described in the Tenant Work Letter and (ii) Cosmetic Alterations, Tenant shall pay to Landlord an oversight fee equal to three percent (3%) of the hard construction costs of the Alterations. Tenant shall also reimburse Landlord for Landlord's reasonable, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such Alterations (including, but not limited to, fees paid to consultants retained by Landlord to review plans and specifications for such Alterations).
8.4.
Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other commercially reasonable insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant's contractors and subcontractors shall be required to carry (i) Commercial General Liability Insurance in an amount reasonably approved by Landlord, with Landlord, and, at Landlord's option, Landlord's property manager and project manager, as additional insureds in an amount reasonably approved by Landlord, and otherwise in accordance with the requirements of Article 10 of this Lease, and (ii) workers compensation insurance with a waiver of subrogation in favor of Landlord. Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee if such Alterations are expected to cost in excess of $300,000 per Alteration.

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8.5.
Landlord's Property. All Alterations, improvements, fixtures (other than Tenant's trade fixtures), equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease. Notwithstanding the foregoing, at Tenant's written request (provided such request was made simultaneously with Tenant’s request for Landlord’s consent to particular Alterations, Landlord shall, by written notice to Tenant (the "Removal Notice") given at the time Landlord approves such particular Alterations (or, with respect to any Alterations not requiring Landlord's consent, Landlord shall provide a Removal Notice within ten [10] business days of Tenant's written request for a determination [including all plans and specifications for such Alterations]) determine whether Tenant shall be required, at Tenant's expense, to remove any Alterations and/or improvements and/or systems and equipment installed by or on behalf of Tenant within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord at the expiration or earlier termination of this Lease. If Tenant fails to provide such a written request to Landlord for Landlord’s determination as provided above, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove such Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. If Landlord fails to provide a Removal Notice, such failure shall not be deemed Landlord's waiver of its right to require removal of any Alterations and/or improvements and/or systems and equipment within the Premises, until Tenant first delivers to Landlord written notice specifying in all capital letters and boldface type (minimum 16 point font) on page one of such notice the following: "YOUR FAILURE TO ELECT REMOVAL OF THE APPROVED ALTERATION AND/OR THE ALTERATION NOT REQUIRING LANDLORD'S CONSENT AS FURTHER DESCRIBED IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL BE DEEMED YOUR ELECTION TO NOT REQUIRE REMOVAL OF SUCH ALTERATION," and provided Landlord fails to make an election within such five (5) business day period then Tenant shall have no obligation or responsibility to remove such Alterations upon the expiration or earlier termination of this Lease. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the cost thereof to Tenant.
8.6.
Intentionally Deleted.
8.7.
Rooftop Equipment. Tenant shall, subject to the terms of this Article 8, have the non-exclusive right, at Tenant's sole cost and expense, to install satellite and related communication equipment, chillers and/or supplemental HVAC equipment upon the roof of the Building without any representation or warranty by Landlord as to the condition of the same (collectively, the "Rooftop Equipment") under the following conditions: (i) all plans and specifications for the Rooftop Equipment, including but not limited to, weight, configuration, location, means of installation, cabling and screening of the Rooftop Equipment are subject to the prior reasonable approval of Landlord, not to be unreasonably conditioned or delayed; (ii) Tenant shall provide evidence to Landlord that Tenant has obtained all governmental approvals and permits required for the installation and operation of the Rooftop Equipment; (iii) Tenant shall provide evidence to Landlord of insurance coverage for the installation, location, repair, removal, and operation of the Rooftop Equipment, with Landlord as an additional insured, all in form and substance reasonably approved by Landlord and such insurance shall be maintained during the Lease Term; (iv) Tenant shall, in accordance with Article 10, indemnify, defend, and hold Landlord harmless from and against any and all loss, liability, cost and expense incurred by Landlord as a result of the installation, location, repair, removal, or operation of the Rooftop Equipment on the Building; (v) Tenant shall be responsible for the installation, engineering, maintenance, repair and removal of the Rooftop Equipment and appurtenant equipment in accordance with all federal, state and local laws, and ordinances; (vi) no roof penetrations shall be made without obtaining Landlord's consent, which consent may be withheld by Landlord in its sole discretion; (vii) Tenant shall be responsible for any impairment of Landlord's roof warranty as a result of installation of the Rooftop Equipment; (viii) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of the Rooftop Equipment and appurtenant equipment; and (x) the operation of the Rooftop Equipment shall be for Tenant's internal use only. Landlord shall grant Tenant access to the roof for such installation, maintenance, repair, and removal of the Rooftop Equipment. Any provider of satellite or communication systems for Tenant's use on the Premises must, prior to installing any system or providing any service, enter into a written agreement reasonably acceptable to Landlord setting forth the terms and conditions of the access to be granted to such provider confirming the terms of installation and operation of Rooftop

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Equipment consistent with this Section 8.7. Tenant shall pay directly to the provider all costs and expenses relating to the installation and use of the Rooftop Equipment, including, without limitation, any license or service fee charged by the provider. Upon the expiration or earlier termination of this Lease, Tenant shall promptly remove the Rooftop Equipment and appurtenant equipment and repair any damage caused by such removal.
8.8.
Security System. Landlord and Tenant hereby acknowledge that Tenant shall be authorized, during the Lease Term, to install in the Premises an integrated security system ("Security System"). In connection therewith, Landlord and Tenant hereby agree that any such installation by Tenant shall be at Tenant's sole cost and expense and shall be in accordance with the terms and conditions of this Article 8. The details, plans, specifications and location for such Security System shall be subject to Landlord's prior written approval, not to be unreasonably withheld, conditioned, or delayed. Such Security System and/or the installation thereof must be compatible with the existing systems of the Project and must not adversely affect or interfere with the Project's structure and systems. Tenant shall maintain and operate any such Security System in accordance and compliance with this Lease and all Applicable Laws. Tenant's obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Article 10 shall also apply to Tenant's use and operation of any such Security System. Landlord shall, in no event, be obligated to monitor or respond to such Security System. At Landlord's option, upon the expiration or earlier termination of this Lease, Tenant shall remove such Security System and repair any damage to the Premises resulting from such removal. If Landlord does not elect to have Tenant remove the Security System, such Security System shall become Landlord's property as provided for in Section 8.5 and remain on the Premises following the expiration or earlier termination of this Lease. Tenant shall at all times provide Landlord with a contact person who can disarm the Security System and who is familiar with the functions of the Security System in the event of a malfunction, and Tenant shall provide Landlord with the alarm codes or other necessary information required to disarm the Security System in the event Landlord must enter the Premises. Landlord and Tenant agree and acknowledge that nothing contained in this Section 8.8 shall be construed to limit the rights of Landlord under this Lease. Notwithstanding anything to the contrary contained herein, Landlord shall use commercially reasonable efforts to provide the following security features at the Project (collectively, the "Building Security Features"), the costs of which shall be included in Operating Expenses: (i) the security cameras for the Common Areas of the Project existing as of the date of execution and delivery of this Lease; and (ii) an on-site professional security guard for the Common Areas of the Project (who may intermittently roam/patrol the Common Areas of the Project) after normal business hours, with certain national holidays excepted (provided, that, if Landlord expands such security guard service for the Common Areas of the Project on a standardized basis [i.e., with respect to expanded hours and/or a posted guard], then the Building Security Features hereunder and Landlord's obligations with respect thereto shall be revised to the same). Although Landlord agrees to use commercially reasonable efforts to provide the Building Security Features set forth in the foregoing provisions of this Section 8.8, Landlord shall not be liable for, and Tenant hereby waives and releases Landlord from, any and all responsibility for any damage or injury either to person or property sustained by Tenant or any of any of its agents, contractors, employees, licensees and/or invitees in connection with or arising from the Building Security Features, including any acts or omissions of security personnel (including, without limitation, the admission to or exclusion from the Building or Project of any person) or Landlord's failure to provide such Building Security Features.
9.
COVENANT AGAINST LIENS. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any "Losses" (as defined in Section 10.1 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (and Tenant shall, upon demand, reimburse Landlord for the costs and expenses incurred by Landlord in connection with preparing and recording any such notices of non-responsibility). Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable to Landlord within ten (10) business days after Landlord's demand therefor (or, at Landlord's election, Landlord may deduct such amounts from any undisbursed improvement allowance or other allowance granted to Tenant under this Lease), without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not

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performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
10.
INSURANCE
10.1.
Indemnification and Waiver. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord Parties, or Landlord's breach of the terms of this Lease beyond all applicable notice and cure periods, but subject to the waiver of subrogation requirements herein, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, employees, lenders, any property manager and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all claims, losses, costs, damages, expenses, causes of action, proceedings, and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, "Losses") incurred in connection with or arising from: (i) any causes in, on or about the Premises; (ii) any acts, omissions or negligence of Tenant or of any person claiming under Tenant, its Transferees, or the contractors, agents, servants, employees, invitees, visitors, guests or licensees of Tenant or its Transferees or any such person, in, on or about the Project (collectively, "Tenant Parties"); (iii) any breach, violation or non-performance by Tenant or Tenant Parties of any term, covenant or provision of this Lease or any Applicable Laws; or (iv) the placement of any of Tenant's Rooftop Equipment; or (v) the placement or usage of Tenant's Security System; provided that the terms of the foregoing indemnity shall not apply if and from the time that a final adjudication has resulted in a finding of willful misconduct or gross negligence of Landlord or a Landlord Party. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its actual and reasonable costs and expenses incurred in such suit, including without limitation, its actual and reasonable professional fees such as appraisers', accountants' and attorneys' fees. Further, Tenant's agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. Landlord shall indemnify, defend, protect, and hold harmless Tenant and Tenant Parties from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys' fees) arising from the gross negligence or willful misconduct of Landlord in, on or about the Project, or Landlord's breach of the terms of this Lease beyond all applicable notice and cure periods, except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease with respect to any Losses arising in connection with any event occurring prior to such expiration or termination.
10.2.
Tenant's Compliance With Landlord's Property Insurance. Landlord shall insure the Building during the Lease Term against loss or damage under an "all risk" property insurance policy. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises (other than for the Permitted Use) causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Tenant shall also provide Landlord and Landlord's insurer(s) with such information regarding the use of the Premises and any damage to the Premises as they may require in connection with the placement of insurance for the Premises or the adjusting of any losses to the Premises.

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10.3.
Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1.
Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities including a contractual coverage, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$2,000,000 each occurrence $3,000,000 annual aggregate

10.3.2.
Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises made by Tenant or at the request of Tenant. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion (but not including flood insurance, it being agreed that Tenant may self-insure with regard to such flood damage risk and Tenant hereby waives any right it may have against Landlord with respect to any damage or loss that would otherwise have been covered by the flood insurance coverage, including, without limitation, any loss of or damage to Tenant's personal property and/or furniture, fixtures or equipment).
10.3.3.
Business Income Interruption for six (6) months plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.
10.3.4.
Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations. The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.
10.4.
Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord's managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A:IX in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; (v) be in commercially reasonable form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord (unless such cancellation is the result of non-payment of premiums). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, and such failure continues for three (3) business days following written notice to Tenant, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

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10.5.
Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their insurance carriers, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.
10.6.
Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord or Landlord's lender, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building. Notwithstanding anything to the contrary contained herein, provided, that, Tenant’s use of the Premises does not substantially change over the initial Lease Term or trigger an additional insurance coverage requirement from Landlord's insurers, Landlord may not increase the amounts of insurance required to be carried by Tenant more than once during the initial Lease Term. In addition, Tenant shall pay for any increase in the premiums for the property insurance of the Project carried by Landlord if said increase is caused solely and directly by Tenant's acts, omissions, use or occupancy of the Premises.
11.
DAMAGE AND DESTRUCTION
11.1.
Repair of Damage. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty ("Casualty"). If the Premises or any Common Areas or other portions of the Project serving or providing access to the Premises shall be damaged by Casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas and portions of the Project. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas and Project prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that Tenant's use of and access to the Premises shall not be materially impaired. Subject to the terms of Section 11.2, below, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements, the Original Improvements and any Alterations installed in the Premises and shall return such Tenant Improvements, Original Improvements and any Alterations to their original condition, unless Tenant and Landlord mutually agree in writing upon a new condition to restore the Premises (in each party's sole and absolute discretion). Whether or not Landlord delivers a "Landlord Repair Notice," as that term is defined in Section 11.2 below, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, not to be unreasonably withheld, conditioned, or delayed, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Tenant shall in addition cooperate with requests for information regarding any repairs from Landlord's insurer(s) by providing the requested information within ten (10) business days after Tenant receives the request. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas or portions of the Project necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith. Notwithstanding any contrary provision of this Article 11, the parties hereby agree the closure of the Project, the Building, the Common Areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease.

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11.2.
Landlord's Option to Repair. Upon the occurrence of any damage to the Premises, Landlord may, at Landlord's option, deliver a written notice (the “Landlord Repair Notice”) to Tenant, and upon receipt of a Landlord Repair Notice Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements, the Original Improvements and any Alterations installed in the Premises and shall return such Tenant Improvements, the Original Improvements and any Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier (including by taking into account any deductible or self-insured retention), as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage (provided, that, to the extent feasible (as reasonably determined by Landlord), Landlord shall cause such repair work to be competitively bid to at least three [3] general contractors), with all incurred expenses available for Tenant’s review upon demand on an "open book" basis. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (iv) intentionally omitted; or (v) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than one hundred twenty(120) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if (1) the Premises, the Building or any portion of the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, (2) Tenant has not exercised its Extension Option that is still in effect, and does not exercise such Extension Option within thirty (30) days after the date of Landlord's Repair Notice, and (3) Landlord's restoration work required under this Article 11 is reasonably estimated by Landlord in Landlord's Repair Notice to require more than one hundred twenty (120) days or the remainder of the Lease Term (whichever is less) to complete, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease, and to the extent that clauses (a) through (c) below are satisfied, Tenant shall have the option to terminate this Lease, by giving written termination notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease beyond all applicable notice and cure periods; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises.
11.3.
Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

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12.
NONWAIVER. No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by the waiving party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
13.
CONDEMNATION. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. In addition, if more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired (and reasonably sufficient alternative access cannot be provided by Landlord), in each case by a period in excess of one hundred eighty (180) consecutive days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease is not terminated, the Rent under this Lease shall be proportionately reduced based on the portion of the Premises subject to the applicable taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant's Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, provided, however, that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant. Notwithstanding any contrary provision of this Lease, the following governmental actions (whether through regulatory action, ordinance, or otherwise) shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant's business to close during the Lease Term, (ii) an action that limits or temporarily prohibits access to or use of the Building or Premises, and (iii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.

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14.
ASSIGNMENT AND SUBLETTING
14.1.
Transfers. Except in connection with a Permitted Transfer (as defined below), Tenant shall not, without the prior written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed), assign, sublet, license, mortgage, pledge, hypothecate, encumber, or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, with a copy simultaneously delivered via email to Landlord and with a copy delivered via email to which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium" (as that term is defined in Section 14.3 below) in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard consent to Transfer documents in connection with the documentation of Landlord's consent to such Transfer, subject to commercially reasonable modifications, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other commercially reasonable information reasonably required by Landlord which will enable Landlord to determine the "Net Worth" (as that term is defined in Section 14.8 below) and the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, (v) a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (vi) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit D. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's actual and reasonable out-of-pocket review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not: (a) make a Transfer to an entity in which, under the Internal Revenue Code of 1986, as amended (the "Code"), any entity that directly or indirectly owns Landlord and is qualified as a real estate investment trust (a "REIT Owner") owns, directly, indirectly or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, a ten percent (10%) or greater interest; or (ii) make any Transfer or other action under Section 14.8, below, in a manner that would cause any portion of the amounts received by Landlord pursuant hereto to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code.
14.2.
Landlord's Consent. Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice, and shall notify Tenant whether the proposed Transferee is approved or reasonably disapproved within twenty-five (25) days after Landlord's receipt of Tenant's Transfer Notice, provided a copy of Tenant's Transfer Notice was simultaneously delivered to Landlord via email and with a copy delivered via email to. Without limitation as to other reasonable grounds for withholding consent, it shall be reasonable under this Lease and under Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1.
By Landlord's commercially reasonable determination, the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2.
The Transferee is either a governmental agency or instrumentality thereof;

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14.2.3.
By Landlord's commercially reasonable determination, the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.4.
Such Transfer would cause a REIT Owner to be in violation of applicable Code requirements for it to maintain status as a "real estate investment trust" under Sections 856 through 860 of the Code or would violate any provision of this Section 14.1;
14.2.5.
The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;
14.2.6.
The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; or
14.2.7.
Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord to lease space in the Project at such time, or has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be declaratory judgment and an injunction for the relief sought without monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3.
Transfer Premium. If Landlord consents to any Transfer, other than a Permitted Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee (or any subsequent Transferee, e.g., a sub-subtenant) in connection with the Transfer. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Base Rent and Tenant's Share of Direct Expenses payable by Tenant under this Lease during the term of the Transfer (which shall be calculated on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements made to the Premises in order to procure the particular Transfer, (ii) brokerage commissions in connection with the particular Transfer, (iii) reasonable legal fees in negotiating the particular Transfer, (iv) reasonable costs incurred for downtime during the marketing period, (v) any free base rent that is customary and market for Comparable Buildings and reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of the total consideration payable by such Transferee), (vi) fees paid to Landlord in connection with Tenant's request for consent under this Article 14, and (vii) other concessions reasonably required to induce a substance to sublease the Premises. Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times and upon reasonable prior written notice of not less than three (3) business days to audit the books, records and papers of Tenant relating to the calculation of any Transfer Premium at Tenant's on-site office (or otherwise, by electronic record delivery) and shall have the right to

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make copies thereof, provided, that, prior to the same, Landlord will provide Landlord's form of non-disclosure agreement pertaining to such information. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord's costs of such audit.
14.4.
Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer which, together with all prior Transfers, other than to a Permitted Transferee, then remaining in effect, would cause sixty percent (60%) or more of the Premises to be Transferred for more than seventy-five percent (75%) of the then remaining Lease Term (taking into account any extension of the Lease Term which has irrevocably exercised by Tenant), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant ("Landlord's Recapture Notice") within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. Notwithstanding the foregoing, Tenant may withdraw its Intention to Transfer Notice within five (5) days of receipt of Landlord's Recapture Notice, in which event any such election to recapture shall be null and void and this Lease shall continue in full force and effect, but Tenant shall not be entitled to proceed with the contemplated Transfer which was the subject of Tenant's original Intention to Transfer Notice, and Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated Transfer, as provided above in this Section 14.4. In the event of a recapture by Landlord and termination of this Lease with respect to less than the entire Premises, the Base Rent and Tenant's Share of Direct Expenses shall be equitably prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such twenty (20) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5.
Effect of Transfer. If Landlord consents to any Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, and (iii) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.
14.6.
Intentionally Omitted.
14.7.
Occurrence of Default. Any Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in an Event of Default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such Event of Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in an Event of Default hereunder, without any need for confirmation thereof by Tenant. Upon any

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assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8.
Permitted Transfers. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not withhold its consent to a Transfer which (i) is an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant, which for purposes of this Lease shall mean an entity which is controlled by, controls, or is under common control with, Tenant as of the Effective Date (an "Affiliate"), (ii) is a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, (iii) is an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, (iv) is an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term or (v) results in a change in control of Tenant due to a merger or consolidation (any such merger, consolidation, assignment or sublease, a "Permitted Transfer", and any such assignee, sublessee or surviving Tenant shall be hereinafter referred to as a "Permitted Transferee"), provided that (a) Tenant notifies Landlord at least ten (10) days prior to the effective date of any contemplated Permitted Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Transfer or Permitted Transferee, provided, however, if such prior notice or information hereinabove would otherwise be a breach of a confidentiality agreement to which Tenant is bound and/or a violation of Applicable Laws, then Tenant shall provide notice of such contemplated Permitted Transfer to Landlord within a commercially reasonable period of time after the effective date of such contemplated Permitted Transfer, (b) Tenant delivers evidence of insurance as required under this Lease with respect to the Permitted Transferee, (c) Tenant is not in an Event of Default under this Lease, and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (d) such Permitted Transferee shall be of a character and reputation reasonably consistent and compatible with the operation and quality of the Project, (e) such Permitted Transferee shall have a tangible net worth (not including intangibles, such as goodwill, as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") and other financial indicators sufficient to meet Tenant's obligations under the Transfer instrument in question and its obligations hereunder, (f) Tenant shall not be relieved from any liability under this Lease, (g) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant, and (h) Tenant and the Permitted Transferee shall execute and deliver to Landlord, prior to the effective date of the Transfer (and as a condition to the effectiveness of the Transfer), Landlord's then-standard and commercially reasonable form of acknowledgement representing that the conditions of this Section 14.8 are true and accurate with respect to such Transfer. The occurrence of a Transfer pursuant to this Section 14.8 shall not waive Landlord's rights as to any subsequent Transfers. The right to Transfer to an Affiliate pursuant to Section 14.8(i) shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and that if such Permitted Transferee ceases to be an Affiliate of Tenant, it shall so notify Landlord in writing within ten (10) days after such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant.
15.
SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES
15.1.
Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

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15.2.
Removal Requirements. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder, and Casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed (except to the extent Landlord notified Tenant in writing that the same would not be required for removal), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. However, in no event shall Tenant remove any lab benches from the Premises at the expiration of the Lease Term unless Tenant establishes (to Landlord's satisfaction) Tenant paid for such lab benches and they were not purchased using any tenant improvement allowance(s) provided by Landlord. With respect to any Alterations that are not required to be removed, Tenant shall leave the same in good working order and condition, deliver to Landlord all necessary user information such that the same may be used by a future occupant of the Premises (e.g., any water sensors that remain shall be unblocked and ready for use by a third-party). If Tenant fails to perform the foregoing removal, repair and restoration obligations, then at Landlord's option, either (i) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 below, until such work shall be completed, and/or (ii) Landlord may do so and may charge the cost thereof to Tenant.
15.3.
Environmental Assessment. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least one hundred twenty (120) days prior to the Lease Expiration Date (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment), which (i) evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials introduced or Released by Tenant or Tenant’s Agents; and (ii) includes a review of the Premises by an environmental consultant for asbestos, mold, fungus, spores, and other moisture conditions, on-site chemical use, and lead-based paint. If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.
15.4.
Condition of the Building and Premises Upon Surrender. In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building such that the same are in compliance with all Applicable Laws and with Tenant having complied with all of Tenant's obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease. In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days' written notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall reimburse Landlord with ten (10) business days of written request for all such costs upon notice and Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, perform obligations relating to the Surrender Improvements to be in holdover under Article 16 of this Lease.
15.5.
Disposal Rights. Without limiting any other rights or remedies of Landlord, any of Tenant's personal property not removed by Tenant upon the expiration of this Lease, or within forty-eight (48) hours after any early termination of this Lease, shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord's sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord's property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant's personal property, then Tenant shall pay the cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, plus a 5% administrative fee, or if the property

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is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The terms and conditions of this Section 15.5 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.
16.
HOLDING OVER. Unless otherwise agreed to by Landlord in writing (in Landlord's sole and absolute discretion) if Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case, daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) and one hundred percent (100%) of all other Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) for the first three (3) months of the holdover and thereafter, starting on the first day of the fourth month of the holdover, at a daily rate equal to one hundred fifty percent (150%) of the amount applicable during the first month of the holdover (calculated on a per diem basis) and one hundred percent (100%) of all other Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises within fifteen (15) days following the termination or expiration of this Lease, in addition to any other Losses to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any Losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. In addition, Tenant shall be liable for all damages (including reasonable attorneys' fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of any holding over beyond 15 days following the termination or expiration of this Lease. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney's fees in connection therewith.
17.
ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS
17.1.
Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other commercially reasonable instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

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17.2.
Financial Statements. At any time during the Lease Term (but not more than once in any calendar year (unless (i) in connection with the sale or proposed sale, or the financing/refinancing, of the Project or any portion thereof, (ii) an Event of Default by Tenant then exists, or (iii) there has been a filing of bankruptcy by Tenant), unless Tenant's financials are otherwise reasonably publicly available, Landlord may require Tenant to provide Landlord with (i) a balance sheet for the most recent quarter-end date, (ii) a statement of cash flows for the most recent quarter-end date, and (iii) an income statement for the trailing twelve (12) month period ending on the most recent month-end date (or such other reasonable and customary accounting method, consistently applied). Such financial statements shall be prepared in accordance with generally accepted accounting principles, and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant (or, if not so audited, the same shall be reviewed by a nationally recognized CPA firm and certified by an officer of Tenant).
18.
SUBORDINATION. Landlord hereby represents and warrants to Tenant that, as of the Effective Date of this Lease, the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any (herein, a "Mortgage"), and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such Mortgage, unless the holders of any Mortgage (each, a "Mortgagee"), or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such Mortgage thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding any contrary provision in this Article 18, a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future Mortgage is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement in recordable form ("Future SNDA") from the Mortgagee under such future Mortgage or the lessor under such future lease on such Mortgagee's or lessor's commercially reasonable standard form, to the effect that no steps or proceedings taken by reason of Landlord's default under such future Mortgage or lease shall terminate or materially modify this Lease, nor shall Tenant be named a defendant in any proceedings for foreclosure of such Mortgage or termination of any such lease, nor be disturbed by virtue of such step or proceedings, as long as there shall be no uncured default (beyond applicable notice and cure periods) by Tenant under this Lease. Should any current or prospective Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, this Lease may be so modified and Tenant shall execute whatever commercially reasonable documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.
19.
DEFAULTS; REMEDIES
19.1.
Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute a default of this Lease by Tenant (each, an "Event of Default"):
19.1.1.
Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, which failure continues for a period of five (5) business days following written notice from Landlord that the same is past due; or

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19.1.2.
To the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any material corporate action unequivocally in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or
19.1.3.
Abandonment (as defined by California Civil Code Section 1951.35 or any successor statute) or vacation of all or a substantial portion of the Premises by Tenant; notwithstanding anything to the contrary contained herein, Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Lease Term, and (ii) Tenant continues during the balance of the Lease Term to satisfy and perform all of Tenant's obligations under this Lease as they come due; or
19.1.4.
The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease or any provision of the Tenant Work Letter, where, in each instance, such failure continues for more than five (5) business days after notice from Landlord; or
19.1.5.
intentionally omitted; or
19.1.6.
Except where a specific time period for Tenant's performance is otherwise expressly set forth in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Default by Tenant under this Section 19.1.6, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period (or, as applicable, within the specific time period for Tenant's performance otherwise expressly set forth in this Lease), no Event of Default shall be deemed to have occurred under this Section 19.1.6 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of one hundred twenty (120) days after written notice from Landlord to Tenant.

Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.

19.2.
Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies (including, without limitation, during any eviction moratorium, to the extent not prohibited by Applicable Law), each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1.
Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant the following:
(i)
The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

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(ii)
The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)
The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)
Any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use; and
(v)
At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2.
Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3.
Any agreement for free, abated, or reduced Rent or other charges (including, without limitation, the Base Rent Abatement, the Tenant Improvement Allowance, the Additional TI Allowance Payment (as defined in the Tenant Work Letter attached hereto and incorporated herein by reference)), any other allowances or other rights of reimbursement granted to Tenant (for improvements, furniture, fixtures, equipment, moving costs, or otherwise), any other agreement for the giving or paying by Landlord to or for the benefit of Tenant of any monetary amounts, and any other bonus, inducement, or other consideration for Tenant entering into this Lease, all of which concessions are hereinafter referred to as "Inducement Provisions" shall be deemed conditioned upon Tenant's full and faithful performance of all of the terms and conditions of this Lease. Accordingly, upon the occurrence of any Event of Default, if this Lease is terminated, in addition to all other rights and remedies of Landlord, at Landlord's sole option (which may be exercised by Landlord at any time following the occurrence of any Event of Default), any and all of the Inducement Provisions (as may be designated by Landlord) shall be deemed null and void and of no further force or effect, and any Rent, other charge, bonus, inducement, consideration, or other amount therefore abated, reduced, given or paid by Landlord under such Inducement Provision(s) shall be immediately due and payable by Tenant to Landlord. Alternatively, with respect to any Inducement Provision that is in the nature of an agreement for free, abated, or reduced Rent or other charges (including, without limitation, the Base Rent Abatement, the Tenant Improvement Allowance, and any Additional TI Allowance), Landlord shall have the right, in its sole and absolute discretion, to cause the dollar amount of the unapplied portion of any such Inducement Provision as of the Event of Default or termination, as the case may be, to be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, in which event Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full (without regard to the applicable Inducement Provision). The acceptance by Landlord of Rent or the cure of any Event of Default shall not be deemed a waiver by Landlord of its rights under this Section 19.2.3.
19.2.4.
Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2, and 19.2.3 above, or any law or other provision of this Lease), without prior demand or notice except as required by

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Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3.
Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4.
Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5.
Landlord Default. Landlord shall be in default under this Lease only if Landlord fails to perform any of its obligations hereunder and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant's exclusive remedy for Landlord's default under this Lease shall be limited to Tenant's actual direct, but not consequential, damages caused by such default; in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Section 30.10 below. All obligations of Landlord under this Lease shall be construed as covenants, not conditions. Except as expressly set forth herein, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord's obligations or the right to terminate this Lease or withhold Rent on account of any Landlord default. Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages or any kind, in each case, however occurring.
19.6.
Abatement Event. In the event that Tenant is prevented from using, and does not use the Premises, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, or (ii) any failure to provide utility connections to the Building or the Project or access to the Premises as required by this Lease, each as a direct result of Landlord's gross negligence or willful misconduct (and except to the extent such failure is caused by the action or inaction of Tenant or is outside of Landlord’s ability to cure), Tenant shall give Landlord notice (the "Initial Notice"), specifying such failure to perform by Landlord (the "Abatement Event"). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the "Additional Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within two (2) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant for the operation of its business, for the period beginning on the date after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 19.6, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

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20.
COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
21.
SECURITY DEPOSIT. Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease beyond applicable notice and cure periods, including, but not limited to, the provisions relating to the payment of Rent, or the removal requirements in Article 15, Landlord may, without notice to Tenant, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default. Tenant shall, within ten (10) business days of demand therefor, restore the Security Deposit to its original amount (including, without limitation, during any eviction moratorium, to the extent allowed by Applicable Laws). Tenant's failure to timely restore the Security Deposit to its original amount shall constitute an Event of Default under this Lease with no requirement for any additional notice or cure period. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (a) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (b) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Article 21, above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease beyond applicable notice and cure periods, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.
22.
COMMUNICATIONS AND COMPUTER LINES. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that Tenant shall obtain Landlord's prior written consent, not to be unreasonably withheld, conditioned, or delayed, use an experienced and qualified contractor approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed and comply with all of the other provisions of Articles 7 and 8 of this Lease. Tenant shall pay all costs in connection therewith. Notwithstanding anything in this Lease to the contrary, Tenant shall have no obligation to remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease, provided, that, Tenant shall cause the same to be clearly labeled and neatly bundled.
23.
SIGNS
23.1.
Exterior Signage. Subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, the Building's signage program (if applicable), and comply with the Underlying Documents and all Applicable Laws, including, but not limited to, the City of San Diego's municipal code, Tenant, at its sole cost and expense, may install (i) one (1) panel on one side of the existing monument sign serving the Building, (ii) signage in the lobby directory, (iii) suite entry signage at the entry of Tenant's suite, and (iv) one (1) backlit sign on the freeway facing side of the Building (in a location mutually agreed upon by Landlord and Tenant) (collectively, "Tenant Signage"); provided, however, in no event shall Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.2, of this Lease. All such signage shall be subject to Tenant's obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant's sole cost and expense. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and

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exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, and shall be consistent and compatible with the quality and nature of the Project. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits (along with any approvals required under the Underlying Documents) for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits (along with any approvals required under the Underlying Documents) for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.
23.2.
Objectionable Name. Tenant's Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an "Objectionable Name"). The parties hereby agree that the following name, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name: "Kura Oncology."
23.3.
Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or in any Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole but reasonable discretion.
23.4.
Termination of Right to Tenant's Signage. The rights contained in this Article 23 shall be personal to Original Tenant and its Permitted Assignee, and may only be exercised and maintained by such parties (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) to the extent such party (x) is not in default under this Lease (beyond any applicable notice and cure period) and (y) (with respect to the signage identified in Sections 23.1(i) and (iv) only) occupies the entire Premises.
24.
COMPLIANCE WITH LAW. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant's use of, or requirements to cease or reduce Tenant's business operations in or Tenant's use of, the Premises, (ii) Tenant's repair obligations as set forth in Section 7.1, and (iii) Tenant's personal property. Notwithstanding anything contained herein to the contrary, Landlord agrees, as and when required by Applicable Laws, to be responsible for causing the Premises, Base Building, or Building Systems to comply with Applicable Laws existing as of the Possession Date but only to the extent required to obtain a certificate of occupancy for the Premises; provided, however, to the extent Landlord is required to incur any such costs as a result of Tenant's specific use of the Premises, or as a result of any alterations to the Premises made by or on behalf of Tenant (including, without limitation, any Alterations or Tenant Improvements), Tenant agrees to promptly reimburse Landlord for the same within thirty (30) days following receipt of an invoice therefor. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant shall, at its sole cost and expense, comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of

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the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 below, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.
25.
LATE CHARGES. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any actual and reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay such amounts when due; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after the date they are due shall bear interest from the date when due until paid at an annual interest rate (the "Interest Rate") equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by Applicable Laws.
26.
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1.
Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.6, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any such Event of Default of Tenant and without releasing Tenant from any obligations hereunder. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
26.2.
Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days of delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults beyond applicable notice and cure periods pursuant to the provisions of Section 26.1; (ii) sums equal to all Losses referred to in Article 10 of this Lease; and (iii) sums equal to all actual and reasonable expenditures made and obligations incurred by Landlord in collecting or attempting to collect past-due Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable attorneys' fees, legal costs, and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or earlier termination of the Lease Term.
27.
ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon at least twenty-four (24) hours prior written notice to Tenant (except in the case of an emergency, in which case no prior notice is required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective Mortgagees or insurers, or during the last twelve (12) months of the Lease Term (or at any time during which a monetary or material non-monetary Event of Default is continuing under this Lease), to prospective tenants; (iii) post notices of non-responsibility; or (iv) perform Landlord's Repair Obligations. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Section 27 with Tenant (except if not reasonably practicable in emergencies) so that Tenant, at Tenant's option, may provide an employee or a representative

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of Tenant to accompany Landlord. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time without notice to (a) perform any services required of Landlord, provided Landlord shall provide at least twenty-four (24) hours prior written notice to Tenant (except in the case of an emergency, in which case no prior notice is required) if Landlord is attending to its maintenance or repair obligations under this Lease; (b) take possession due to any Event of Default under this Lease in the manner provided herein; and (c) perform any covenants of Tenant which Tenant fails to perform within applicable notice and cure periods. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, any such entry (other than under (b) above) shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and, except for (x) emergencies, or (y) repairs, alterations, improvements or additions required by Applicable Laws, shall be performed after normal business hours if reasonably practical. Except for any injury to persons or damage to property (but not loss of or interference with business, use or profits or other consequential or indirect damages or punitive damages) to the extent caused by Landlord's gross negligence or intentional misconduct, Tenant hereby waives any Losses for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entries. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In connection with any such entry by Landlord, Landlord shall use all commercially reasonable and good faith efforts to comply with Tenant's commercially reasonable security measures in effect from time to time.
28.
TENANT PARKING. Tenant shall have the right throughout the initial Lease Term and the Option Term, if the Extension Option is exercised pursuant to Section 2.2 above, to use, free of charge, for the parking of vehicles, the amount of parking set forth in Section 9 of the Summary, in the on-site and/or off-site, as the case may be, parking facility (or facilities) which serve the Project, with Tenant's initial reserved parking spaces located in the areas designated on Exhibit G attached hereto; provided, however, Landlord shall have the right to reconfigure and/or relocate such reserved parking spaces throughout the Lease Term in Landlord's sole, but reasonable, discretion so long as Landlord delivers no less than ten (10) business days' advance notice thereof to Tenant and Landlord does not reduce the number of such reserved parking spaces available to Tenant under this Lease. Tenant shall abide by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time and provided to Tenant in writing for the orderly operation and use of the parking facility where the parking spaces are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations. Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities. Notwithstanding the foregoing, in the event Landlord voluntarily (i.e., not in connection with construction, alterations or improvements required due to compliance with Applicable Laws, or due to a Casualty) closes off or restricts access to such parking facility (or facilities) serving the Project for more than five (5) business days which results in a decrease in Tenant’s Parking Allotment or if such decrease in Tenant’s Parking Allotment is a result of Landlord’s gross negligence, Landlord shall provide reasonably convenient and commercially reasonable alternative parking for Tenant’s use at no charge to Tenant, such that if, for example, twenty (20) parking spaces are closed off or restricted by Landlord, then Landlord shall provide twenty (20) alternate parking spaces to Tenant. For purposes of the foregoing sentence, Tenant agrees that any alternative parking spaces located at Director's Place shall be deemed reasonably convenient and commercially reasonable alternative parking.

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29.
MISCELLANEOUS PROVISIONS
29.1.
Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2.
Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3.
No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4.
Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.
29.5.
Transfer of Landlord's Interest. Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and in the event of any such transfer, (i) Landlord shall automatically be released from all liability under this Lease accruing from and after the date of such transfer, (ii) Tenant shall look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer, (iii) such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and (iv) Tenant shall attorn to such transferee. Landlord may also assign its interest in this Lease to a mortgagee as additional security, but such an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.6.
Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7.
Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8.
Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.
29.9.
Material Adverse Judgments. If Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available at no cost to Landlord, the terms of this Section 29.9 shall not apply. Tenant hereby represents and warrants that as of the Effective Date, (i) there are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state; and (ii) there are no actions pending against Tenant that, if determined or adjudicated

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adversely to Tenant, could materially impair Tenant's ability to perform its obligations under this Lease ("Material Adverse Judgments"). During the Lease Term, if any Material Adverse Judgment is made or entered against Tenant, Tenant shall promptly notify Landlord of such Material Adverse Judgment in writing with reasonably sufficient detail.
29.10.
Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11.
Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12.
No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item included in Direct Expenses or the amount of Direct Expenses in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13.
Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, provided that in no event shall such liability extend to (i) any insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises, or (ii) any proceeds from any sale of the Project, Building or Premises once such sale proceeds have been distributed to Landlord's shareholders, members, owners and/or similar ownership parties. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect, consequential, or punitive damages and/or any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.
29.14.
Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15.
Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

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29.16.
Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the terms and conditions of this Section 29.16), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this Section 29.16 (collectively, a "Force Majeure"), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary in this Lease, in no event shall Force Majeure: (a) excuse Tenant's obligations to pay Rent and other charges due pursuant to this Lease; (b) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease, or entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease; (c) excuse Tenant's obligations under Articles 5 and 24 or Section 10.3 of this Lease; (d) extend the time period for Tenant to vacate the Premises following expiration of the Lease Term; (e) excuse Tenant from paying for utilities whether to Landlord or a utility provider; or (f) extend the occurrence of the Lease Commencement Date. Without limiting the generality of the foregoing, Tenant agrees and acknowledges that (1) events of Force Majeure may limit, interfere with, or prevent Tenant for using the Premises, and from entering the Premises, (2) such potential interference, limitation, and prevention is foreseeable, and (3) no such limitations, interference or prevention shall constitute frustration of purpose, impossibility of performance, or impracticality of performance with respect to this Lease. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1511 of the California Civil Code, and hereby agrees that this Section 29.16 is an express provision to the contrary. Tenant's agreement to the terms and conditions of this Section 29.16 is material consideration for Landlord's agreement to enter into this Lease.
29.17.
Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18.
Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. As of the Effective Date, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

HCP Life Science REIT, Inc. with a copy to:

HCP Life Science REIT, Inc. c/o Healthpeak Properties, Inc. 1900 Main Street, 5th Floor Irvine, CA 92614 Attn: Legal Department Email*:

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with a copy to:

Healthpeak Properties, Inc. 1900 Main Street, 5th Floor Irvine, CA 92614 Attention: Scott Bohn

and

Allen Matkins Leck Gamble Mallory & Natsis LLP 2010 Main Street, 8th Floor Irvine, California 92614 Attention: Brad H. Nielsen, Esq.

*The delivery of any Notices by either party to the other pursuant to this Section 29.18 shall include a commercially reasonable attempt by the delivering party to give a concurrent courtesy email notice to any email address set forth in this Lease for such purposes (or otherwise designated by Landlord or Tenant via written notice to the other party); provided, however, notwithstanding anything in the Lease to the contrary (including the foregoing), any failure of a delivering party to provide any such email notice shall not affect or invalidate any official Notices under the Lease (and the timing of receipt, or lack thereof, by the receiving party shall not affect any timing under this Lease based on such party's receipt of any Notices), except with respect to the email notices that Tenant is required to provide pursuant to the express terms of this Lease.

29.19.
Joint and Several. If the "Tenant" under this Lease is comprised of more than one legal entity and/or persons, then the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20.
Authority. Landlord and Tenant each hereby represents and warrants that (i) such party duly formed and in good standing in such party's state of organization, (ii) such party is qualified to do business in California, (iii) such party has full right and authority to execute and deliver this Lease, and (iv) each person signing on behalf of such party is authorized to do so. Tenant shall, within ten (10) days after Landlord's request, deliver to Landlord satisfactory written evidence of the truth and accuracy of the foregoing representations and warranties.
29.21.
Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22.
Governing Law; WAIVER OF TRIAL BY JURY; JUDICIAL REFERENCE.
29.22.1.
Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. In any action or proceeding arising herefrom, Landlord and Tenant hereby consent to (i) the jurisdiction of any competent court within the State of California, and (ii) service of process by any means authorized by California law.
29.22.2.
WAIVER OF TRIAL BY JURY. IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY

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NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.22.3.
Judicial Reference. If the jury waiver provisions of this Section 29.22 are not enforceable under California law, then the following provisions shall apply. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant's use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the "Referee Sections"). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 29.21 above. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 29.22, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from JAMS, the American Arbitration Association or similar mediation/arbitration entity. the proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys' fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are prohibited by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 29.22. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. the parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 29.22 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the code of civil procedure and/or applicable court rules.

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29.23.
Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party shall indemnify and defend the other party against and hold the other party harmless from any and all Losses with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. Landlord shall compensate Brokers as per a separate agreement.
29.25.
Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly set forth herein.
29.26.
Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the address or name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building, or the name or logo of Landlord (or any of its affiliates), or use pictures or depictions of the Project or Building, in advertising or other publicity (including, without limitation, any websites or social media accounts) or for any purpose, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Tenant may use the name of the Building and Project as an element of Tenant's address with respect to the business to be conducted by Tenant in the Premises.
29.27.
Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28.
Confidentiality. The content of this Lease and any related amendments, agreements and documents are confidential information. Landlord and Tenant shall keep such information strictly confidential and shall not disclose such confidential information, without the other party's prior written consent, to any person or entity other than (i) such party's respective financial, legal, space planning and construction consultants, such party's financing sources, and such party's parent, subsidiary or other affiliated companies, their partners, lenders, banks, auditors, underwriters, employees and attorneys and similar professionals, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required to comply with Applicable Laws. In addition, notwithstanding the foregoing or anything to the contrary herein, (a) either party shall be entitled to (1) disclose information relating to this Lease and any related amendments to the extent necessary to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar entities, or in connection with other S.E.C., IRS or other regulatory filings customarily made by publicly traded entities (e.g., with respect to Landlord, those filings customarily made by publicly traded REIT entities); (2) disclose information relating to this Lease on earnings calls and/or at investor meetings as customarily disclosed by publicly traded entities or consistent with past practices; and (3) disclose information relating to this Lease to such party's prospective partners under commercially reasonable confidentiality terms; (b) Landlord shall be entitled to issue press releases with respect to the fact that this Lease has been entered into, the size and location of the Premises, the length of term, and the identity of Tenant (among other information commonly found in press releases announcing new lease transactions); and (c) Tenant shall be entitled to disclose the contents of this Lease and any related amendments to prospective assignees or sublessees under commercially reasonable confidentiality terms. The obligations in this Section 29.28 shall survive the expiration or earlier termination of this Lease.

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29.29.
Development of the Project.
29.29.1.
Subdivision. Landlord reserves the right to subdivide all or a portion of the Project, buildings and Common Areas. Tenant agrees to execute and deliver, within ten (10) business days of written demand by Landlord and in the commercially reasonable form requested by Landlord, any commercially reasonable additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of portions of the Project, or any buildings and/or Common Areas, by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant's payment of Tenant's Share of Direct Expenses.
29.29.2.
Construction of Property and Other Improvements. Tenant acknowledges that (i) portions of the Project may be under construction following Tenant's occupancy of the Premises, including the construction of additional Project buildings, parking areas and structures, and other improvements, and (ii) that such construction may result in levels of noise, dust, obstruction of access, etc. which are substantially in excess of that present in a fully constructed project, including erecting scaffolding or other necessary structures in the Project, and limiting or eliminating access to portions of the Project, including portions of the Common Areas. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, and further waives any Losses for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such work. Notwithstanding the foregoing: (i) Landlord shall use commercially reasonable efforts to perform any such construction in a manner designed to minimize interference with Tenant's use of, and access to, the Premises; and (ii) such work shall not cause a reduction in the size of the Premises and/or change in the layout of the Premises (other than any de minimis extent as and to the extent required by any Applicable Laws, such as, for example, minor expansion of structural support columns due to required seismic upgrades).
29.30.
No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any Losses arising from Tenant's breach of this warranty and representation.
29.31.
Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
29.32.
Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Tenant hereby represents and warrants to Landlord, that neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons"). Tenant further represents and warrants to Landlord that Tenant and its employees and all persons acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot

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Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.
29.33.
Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking "SIGN", such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date.

LANDLORD:		TENANT:

HCP LIFE SCIENCE REIT, INC., a Maryland corporation		KURA ONCOLOGY, INC., a Delaware corporation

By:	/s/ Scott Bohn	By:	/s/ Tom Doyle
	Scott Bohn		Tom Doyle

Print Name
Its:	Chief Development Officer
		Its:	Senior Vice President, Finance and Accounting

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EXHIBIT A

DIRECTORS SCIENCE PARK

OUTLINE OF PREMISES

EXHIBIT A -1-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT A-1

DIRECTORS SCIENCE PARK

PROJECT SITE PLAN

FITNESS
CAFE
LOADING
GARAGE ENTRY/EXIT
4-STORY
R&D LAB SHELL BUILDING
DIRECTORS PLACE
N

Project Exhibit

EXHIBIT A-1 -1-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT B

DIRECTORS SCIENCE PARK

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Premises for Tenant following the date of this Lease. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

SECTION 1

POSSESSION OF THE PREMISES

Tenant acknowledges that Tenant has thoroughly examined the Premises. On the Possession Date, Landlord shall tender possession of the Premises to Tenant in its presently existing, "as-is" condition. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Premises. For the avoidance of doubt, Tenant's installation of FF&E shall not be deemed to be commencing to conduct business in the Premises for purposes of the Lease Commencement Date.

SECTION 2

TENANT IMPROVEMENTS

2.1.
Tenant Improvement Allowance. Commencing as of the Possession Date, Tenant shall be entitled to use the "Tenant Improvement Allowance", as defined in Section 5 of the Summary to this Lease, for the costs relating to the initial design, engineering, permitting, and construction of Tenant's improvements, which are permanently affixed to the Premises or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below (collectively, the "Tenant Improvements"). Tenant shall also be entitled to use up to Twenty-Two and 50/100 Dollars ($22.50) per rentable square foot of the Premises of the Tenant Improvement Allowance toward the cost of Tenant Signage, cabling, furniture, fixtures, laboratory equipment, office equipment (the foregoing "FF&E") and moving expenses, and other related facilities costs reasonably approved by Landlord (collectively, the "Additional Allowable Costs"); provided, however in no event shall the aggregate amount of such Tenant Allowance used for Additional Allowable Costs exceed Seven Hundred Thirty-One Thousand Five Hundred Twenty and No/100 Dollars ($731,520.00). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant's construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, or in connection with the Additional Allowable Costs, in a total amount which exceeds the sum of the Tenant Improvement Allowance (except for the Elected Additional TI Allowance pursuant to the terms of Section 2.1.1 below). All Tenant Improvements and Additional Allowable Costs items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease; provided, however, (i) Tenant shall not be required to remove any Tenant Improvements prior to the end of the Lease Term, and (ii) Landlord may, by written notice to Tenant given within ninety (90) days prior to the end of the Lease Term, require Tenant, prior to the end of the Lease Term, at Tenant's expense, to remove any Additional Allowable Costs items and to repair any damage to the Premises and Building caused by such removal. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date which is eighteen (18) months following the Effective Date, shall revert to Landlord and Tenant shall have no further rights with respect thereto. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible for the costs of an initial Tenant test-fit up to $0.15 per rentable square foot of the Premises (i.e. $4,876.80).
2.1.1.
Additional Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance, Tenant shall have the right, by written notice to Landlord and PMA (defined below) given concurrently with Tenant's provision of the "Final Budget", as defined in Section 4.2.1, below, to use up to Twenty-Five and No/100 Dollars ($25.00) per rentable square foot (i.e., a total of $812,800.00 based upon 32,512 rentable square feet in the Premises) (the "Additional TI Allowance") towards the payment of the Tenant Improvement Allowance Items;

EXHIBIT B -1-	Directors Science Park Kura Oncology COID: 24788

provided, however, Tenant shall be entitled to use up to Ten and No/100 Dollars ($10.00) per rentable square foot of the Premises of the Additional TI Allowance toward the Additional Allowable Costs as pre-approved in writing by Landlord. Concurrently with Tenant's delivery of the Final Budget, Tenant shall notify Landlord in writing (the "ATIA Election Notice"), which notice shall be in the form attached as Schedule 2 to this Tenant Work Letter, of the amounts, if any, of the Additional TI Allowance that Tenant desires to utilize (the "Elected Additional TI Allowance"). In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the Lease Commencement Date (the "Additional Payment Commencement Date"), the "Additional TI Allowance Payment," as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The "Additional TI Allowance Payment" shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Elected Additional TI Allowance as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the Lease Term as the number of payments, (iii) a monthly interest factor equal to three quarters of a percent (0.75%), which is equal to nine percent (9%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity, and shall not be subject to annual escalations. Following the calculation of the Additional TI Allowance Payment and no later than 30 days after Tenant's delivery of the ATIA Election Notice, Landlord and Tenant will enter into a lease amendment in the form of Schedule 1 attached to this Tenant Work Letter, to confirm the amount thereof (the "Additional TI Amendment"). If Tenant fails to timely provide the ATIA Election Notice to Landlord, Tenant shall have no further right to any Additional TI Allowance.
2.2.
Disbursement of the Tenant Improvement Allowance.
2.2.1.
Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance and Additional TI Allowance, if applicable, shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):
2.2.1.1.
Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.2 of this Tenant Work Letter;
2.2.1.2.
The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3.
The payment for all demolition and removal of existing improvements in the Premises;
2.2.1.4.
The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Premises, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors' fees and general conditions (but not including any FF&E, the costs of which FF&E shall not be paid for by the Tenant Improvement Allowance, other than as expressly permitted for Additional Allowable Costs);
2.2.1.5.
The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.6.
The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.7.
Sales and use taxes;

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2.2.1.8.
Subject to Section 2.2, above, all other actual and reasonable out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter (which costs Tenant agrees shall be deemed to be reasonable), below.
2.2.2.
Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance and Additional TI Allowance, if applicable, for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1.
Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other commercially reasonable information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Within forty-five (45) days thereafter, and provided that Tenant has paid the "Tenant Contribution" as provided in Section 4.2.1, below, Landlord shall deliver a check to Tenant made payable to Tenant, or, if so directed by Tenant, to the Contractor, in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (less the Tenant Contribution, if applicable), less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance and Additional TI Allowance, if applicable (not including the Final Retention, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.5 below, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2.
Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord (i) properly executed final mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, and (ii) a "close-out package" in such format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Tenant Improvements, (d) an independent air balance report, if required due to the nature of the Tenant Improvements, and (e) such other commercially reasonable information or materials as may be reasonably requested by Landlord. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.
2.2.2.3.
Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance and Additional TI Allowance, if applicable, to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance and Additional TI Allowance, if applicable, have been made available shall be deemed Landlord's property under the terms of this Lease.
2.3.
Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.

EXHIBIT B -3-	Directors Science Park Kura Oncology COID: 24788

SECTION 3

CONSTRUCTION DRAWINGS

3.1.
Selection of Architect. Tenant retained McFarlane Architects (the "Architect") to prepare the Approved Space Plan and Final Working Drawings as provided in Sections 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval, not to be unreasonably conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
3.2.
Approved Space Plan. The term "Approved Space Plan" shall mean that certain space plan (and associated scope of work list) approved by Landlord and Tenant, which Approved Space Plan is attached hereto as Schedule 3. Tenant shall make no changes, additions or modifications to the Tenant Improvements or the Approved Space Plan without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.
3.3.
Final Working Drawings. Following the Effective Date of this Lease, Tenant shall promptly supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with CAD and pdf copies of such Final Working Drawings, digitally signed by Tenant. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect (as reasonably determined by Landlord). If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if Landlord in its sole yet reasonable discretion determines that the Final Working Drawings or any amendment thereof or supplement thereto shall require review by a third party (e.g., architect or engineer), then Landlord shall so notify Tenant of the need and cost for such review, and Tenant shall pay the actual and reasonable costs and fees of such third party review in advance upon receipt of notice thereof. Further, notwithstanding anything contained herein to the contrary, in all events, the Final Working Drawings and the Approved Working Drawings shall conform with, and shall not exceed, the Building Systems capacities available to the Premises as described on Exhibit F attached hereto.
3.4.
Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

EXHIBIT B -4-	Directors Science Park Kura Oncology COID: 24788

3.5.
Change Orders. If Tenant at any time desires any changes, alterations or additions to the Approved Working Drawings, Tenant shall submit a detailed written request to Landlord and PMA (as defined in Section 4.1.1 below) specifying such changes, alterations or additions (a "Tenant Change Request"), for Landlord's approval, not to be unreasonably withheld, conditioned, or delayed. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of a Tenant Change Request if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Tenant Change Request to be revised to correct any deficiencies or other matters Landlord may reasonably require.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1.
Tenant's Selection of Contractors.
4.1.1.
The Contractor; Landlord's Project Manager. Tenant shall retain JB Pacific to construct the Tenant Improvements (the "Contractor"). Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to one percent (1%) of the total construction hard costs which amount shall be immediately deducted from the Tenant Improvement Allowance; provided, however, Tenant shall also be permitted to retain its own project manager to oversee the design, construction and completion of the Tenant Improvements (provided such project manager shall cooperate and coordinate with PMA to allow PMA reasonable oversight of the construction and completion of the Tenant Improvements), and, in the event Tenant elects to engage its own project manager, Tenant shall pay to Landlord a project management fee up to four percent (4%) of hard costs associated with the construction of the Tenant Improvements.
4.1.2.
Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents"). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant's proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord's written approval.
4.2.
Construction of Tenant Improvements by Tenant's Agents.
4.2.1.
Construction Contract; Cost Budget.

Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the "Contract"). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the "Final Budget"). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (and, if applicable, the Elected Additional TI Allowance) (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount, at Landlord's sole option, shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance (and, if applicable, the Elected Additional TI Allowance), and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance (and, if applicable, the Elected Additional TI Allowance). In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord's option, Tenant shall make payments for such additional costs out of its own

EXHIBIT B -5-	Directors Science Park Kura Oncology COID: 24788

funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease.

4.2.2.
Tenant's Agents.
4.2.2.1.
Compliance with Drawings and Schedule. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to the Contractor and the Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule.
4.2.2.2.
Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.
4.2.2.3.
Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract ("Substantial Completion"). Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4.
Insurance Requirements.
4.2.2.4.1.
General Coverages. All of Tenant's Agents shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker's compensation insurance covering all of Tenant's Agents' respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and shall name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord's managing agent, if any, and (iii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured.
4.2.2.4.2.
General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, except to the extent of the gross negligence or willful misconduct of Landlord, its agents, employees, or contractors, but subject to the waiver of subrogation requirements of this Lease, Tenant shall promptly repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required

EXHIBIT B -6-	Directors Science Park Kura Oncology COID: 24788

by Landlord, which is to be maintained for ten (10) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.3.
Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4.
Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during the construction of the Tenant Improvements, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.
4.2.5.
Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice (which notice can be provided by email to Landlord's Representative) of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of the Contractor's current request for payment.
4.3.
Notice of Completion; Copy of Record Set of Plans. Within ten (10) business days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on Tenant's behalf, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (w) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (x) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, (y) to deliver to Landlord two (2) sets of copies of such record set of drawings (consisting of the applicable CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (z) deliver to Landlord a permit card with all required final signoffs from the applicable governmental agencies, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor's Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord's approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord's approval.

EXHIBIT B -7-	Directors Science Park Kura Oncology COID: 24788

SECTION 5

MISCELLANEOUS

5.1.
Intentionally Omitted.
5.2.
Tenant's Representative. Tenant has designated Mike Trout and Stephanie MacLeod as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.3.
Landlord's Representative. Landlord has designated Melissa Plaskonos and Connor Alen-Lee with PMA, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.4.
Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.5.
Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, upon any Event of Default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Tenant Improvements and such default remains uncured ten (10) business days following Landlord's notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements and cessation of any work required to be performed by Landlord pursuant to this Tenant Work Letter (in which case, Tenant shall be responsible for any delay and any costs occasioned thereby).
5.6.
Holdover Damages; Landlord Caused Delay. Tenant hereby represents and warrants to Landlord that (i) Tenant is currently leasing approximately 5,315 rentable square feet of space on the first floor located in that certain building addressed as 5510 Morehouse Drive, San Diego, California (the "Tenant's Existing Space"), and (ii) the lease term of Tenant's lease of Tenant's Existing Space is currently scheduled to expire on August 31, 2025 (the "Scheduled Surrender Date"). If, and only if, to the extent directly caused by a Landlord Caused Delay (as defined below) Tenant is unable to Substantially Complete the Tenant Improvements on or prior to September 30, 2025 (the "Outside Holdover Penalty Date"), then for the period (the "Holdover Damage Period") from the Outside Holdover Penalty Date until the day before the date Tenant Substantially Completes the Tenant Improvements, Landlord shall reimburse Tenant for the Holdover Damages (as defined below) actually paid by Tenant for and attributable to the Holdover Damage Period; provided, however, in no event shall the Holdover Damage Period occur before the Scheduled Surrender Date or extend beyond the date the Commencement Date has otherwise occurred pursuant to clause (i) in the definition of the Lease Commencement Date in and shown on Section 3.2 of the Summary, if applicable; provided further that in no event shall the Holdover Damage Period be longer than two (2) months. Any such reimbursement by Landlord of the Holdover Damages shall be paid by Landlord to Tenant on or before the date (the "Holdover Payment Date") which is thirty (30) days after the date Tenant delivers to Landlord written evidence of the amount of the Holdover Damages actually paid by Tenant during and attributable to the Holdover Damage Period so long as Tenant is not in default under this Lease beyond applicable notice and cure periods. As used herein, the "Holdover Damages" shall mean the total amount by which (i) Tenant's base rental obligations (including any increase therein resulting from Tenant's holding over in Tenant's Existing Space during each month, or partial month, during the Holdover Damage Period, but excluding any operating expenses, tax expenses, utilities costs and any other amounts) actually paid by Tenant under Tenant's lease of Tenant's Existing Space during each month, or partial month, during the Holdover Damage Period, exceeds (ii) the base rental obligations payable by Tenant for Tenant's Existing Space during the month of August, 2025. Tenant represents and warrants to Landlord that the current monthly amount of Holdover Damages, which would be incurred by Tenant per month under its existing lease of Tenant's Existing Space, is $12,922.45 per month (which is calculated based on a holdover base rental rate of 150% of the total base rental monthly installment amount of $25,844.90 that is due and payable for the month of August, 2025, which 150%

EXHIBIT B -8-	Directors Science Park Kura Oncology COID: 24788

amount of base rent equals a monthly amount of $38,767.35). Tenant covenants that without Landlord's prior consent (which may be withheld in Landlord's sole and absolute discretion), Tenant shall not amend its existing lease of Tenant's Existing Space in any manner which will provide for greater base rent (including holdover rent) than is currently payable thereunder, and if Tenant does so without Landlord's prior consent, the increased payment amounts shall be excluded from the calculation of Holdover Damages provided in this Section 5.6. Notwithstanding anything in the foregoing to the contrary, in no event shall Landlord be responsible for (nor shall the Holdover Damages include) any loss of business, special, punitive, or other consequential damages that Tenant may incur with respect to Tenant's holdover of Tenant's Existing Space.

As used in this Lease, "Landlord Caused Delay" shall mean only an actual delay to the Substantial Completion of the Tenant Improvements resulting from: (i) failure of Landlord to approve or disapprove any construction drawings, within the time frames required under this Tenant Work Letter; (ii) unreasonable and material interference by Landlord or any Landlord Parties with the completion of the Tenant Improvements and which objectively preclude construction of Tenant Improvements by any person; and/or (iii) delays due to the acts or failures to act of Landlord or any Landlord Parties with respect to payment of the Tenant Improvement Allowance or the Additional TI Allowance, as applicable (to the extent Tenant is entitled to disbursement thereof pursuant to the terms and conditions of this Tenant Work Letter without dispute by Landlord) which result in a cessation of work upon the Tenant Improvements. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing (a "Delay Notice") within two (2) business days of the date upon which the subject claimed delay becomes known to Tenant and/or Tenant's Architect or Tenant's Agents. If such actions, inaction or circumstances described in the notice set forth in the Delay Notice are not cured by Landlord within two (2) business days of receipt of the Delay Notice and if such actions, inaction or circumstances otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the expiration of such 2-business day period following the date of Landlord's receipt of the Delay Notice and ending as of the date such delay ends.

EXHIBIT B -9-	Directors Science Park Kura Oncology COID: 24788

SCHEDULE 1 TO EXHIBIT B

FORM OF AGREEMENT FOR ADDITIONAL MONTHLY BASE RENT

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into as of ____________ ___, 202_, by and between ____________________________________ ("Landlord"), and _______________________________________ ("Tenant").

r e c i t a l s :

A.
Landlord and Tenant are parties to that certain Lease dated ____ ___, 20___, (the "Lease"), pursuant to which Tenant leases premises on the ____________ floors (the "Premises") containing approximately ____________ rentable square feet of space in the building located at ___________________ (the "Building").
B.
Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

a g r e E m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.
2.
Additional TI Allowance. Pursuant to the terms of Section __ of the Tenant Work Letter attached to the Lease as Exhibit B, Tenant was entitled to an Additional TI Allowance of up to $_____________ (the "Additional TI Allowance"). Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant has utilized _______________ and __/100 Dollars ($_______.__) of the Additional TI Allowance (the "Utilized Additional TI Allowance").
3.
Additional Monthly Base Rent. As a result of Tenant's use of the Utilized Additional TI Allowance, Tenant is required to pay Additional Monthly Base Rent calculated as provided in Section 4 of the Tenant Work Letter, which Additional Monthly Base Rent shall be equal to $______ per month, payable on or before the first (1st) day of each month commencing as of ____________, and continuing through the expiration of the initial Lease Term.
4.
[PROVIDE FOR ADDITIONAL SECURITY DEPOSIT OR LETTER OF CREDIT IF APPLICABLE]
5.
No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

EXHIBIT B -10-	Directors Science Park Kura Oncology COID: 24788

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

By:		By:

	Name:		Name:

	Its:		Its:

EXHIBIT B -11-	Directors Science Park Kura Oncology COID: 24788

SCHEDULE 2 TO EXHIBIT B

FORM OF ADDITIONAL TI ELECTION NOTICE

[Date]

[LANDLORD ADDRESS]

Re:

Lease (the "Lease") between _______ ("Landlord") and ______ ("Tenant") dated ___________, 20__, for space (the "Premises") in the building located at ___________ (the "Building")

NOTICE OF ELECTION TO USE ADDITIONAL TENANT IMPROVEMENT ALLOWANCE

Dear [LANDLORD]:

The above referenced Tenant hereby (i) elects to use $______________ of the Additional Tenant Improvement Allowance granted to Tenant pursuant to the terms of Section ____ of the Tenant Work Letter attached as Exhibit B to the referenced Lease (such amount the "Elected Additional TI Allowance"), and (ii) agrees that Tenant will execute the Additional TI Amendment with respect thereto as provided in such Section ___.

If Tenant is a corporation, trust or partnership, each individual executing this letter on behalf of Tenant hereby represents and warrants that such person signing on behalf of Tenant is authorized to do so.

Very truly yours,

TENANT:

By:

Name:

Its:

EXHIBIT B -12-	Directors Science Park Kura Oncology COID: 24788

SCHEDULE 3 TO EXHIBIT B

APPROVED SPACE PLAN

•
Tenant agrees that Tenant shall (i) carefully remove the “View Glass” panels and securely store the same in the underground parking area of the Building in an exact location as designated by Landlord, and (ii) cause the glass in the new sliding doors to match the finish of the View Glass in one of the middle shading tones.

EXHIBIT B -13-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT C

DIRECTORS SCIENCE PARK

INTENTIONALLY OMITTED

EXHIBIT C -1-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT D

DIRECTORS SCIENCE PARK

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the "Lease") made and entered into as of ___________, 20___ by and between _______________ as Landlord, and the undersigned as Tenant, for Premises consisting of the [[entire office building]] located at ______________________________, [[California]], certifies as follows:

1.
Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.
The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.
Base Rent became payable on ____________.
4.
The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.
Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: ____________.
6.
Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee.
7.
All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ____________. The current monthly installment of Base Rent is $_____________________.
8.
All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. Except as expressly provided in the Lease, the Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions.
9.
No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease. Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.
10.
As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
11.
If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

EXHIBIT D -1-	Directors Science Park Kura Oncology COID: 24788

12.
There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state. There are no actions pending against the undersigned that, if determined or adjudicated adversely to the undersigned, could materially impair Tenant's ability to perform its obligations under the Lease, and as of the date hereof, no such adverse determination or judgment has been made.
13.
Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials. Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.
14.
To the undersigned's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

"Tenant":
,
a

By:
Its:

By:
Its:

EXHIBIT D -2-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT E

DIRECTORS SCIENCE PARK

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Tenant Name:
Lease Address:
Lease Type (check correct box – right click to properties):	☐	Primary Lease/Lessee
	☐	Sublease from:

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0 PROCESS INFORMATION

Describe planned site use, including a brief description of manufacturing processes and/or pilot plants planned for this site, if any.

2.0 HAZARDOUS MATERIALS – OTHER THAN WASTE

Will (or are) non-waste hazardous materials be/being used or stored at this site? If so, continue with the next question. If not, go to Section 3.0.

2.1 Are any of the following materials handled on the Property? ☐ Yes ☐ No

[A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.] If YES, check (right click to properties) the applicable correct Fire Code hazard categories below.

☐	Combustible dusts/fibers	☐	Explosives	☐	Flammable liquids
☐	Combustible liquids (e.g., oils)	☐	Compressed gas - inert	☐	Flammable solids/pyrophorics
☐	Cryogenic liquids - inert	☐	Compressed gas - flammable/pyrophoric	☐	Organic peroxides
☐	Cryogenic liquids - flammable	☐	Compressed gas - oxidizing	☐	Oxidizers - solid or liquid
☐	Cryogenic liquids - oxidizing	☐	Compressed gas - toxic	☐	Reactives - unstable or water reactive
☐	Corrosives - solid or liquid	☐	Compressed gas - corrosive	☐	Toxics - solid or liquid

2-2. For all materials checked in Section 2.1 above, please list the specific material(s), use(s), and quantities of each used or stored on the site in the table below; or attach a separate inventory. NOTE: If proprietary, the constituents need not be named but the hazard information and volumes are required.

EXHIBIT E -1-	Directors Science Park Kura Oncology COID: 24788

Material/ Chemical	Physical State (Solid, Liquid, or Gas)	Container Size	Number of Containers Used & Stored	Total Quantity	Units (pounds for solids, gallons or liters for liquids, & cubic feet for gases)

2-3. Describe the planned storage area location(s) for the materials in Section 2-2 above. Include site maps and drawings as appropriate.

2-4. Other hazardous materials. Check below (right click to properties) if applicable. NOTE: If either of the latter two are checked (BSL-3 and/or radioisotope/radiation), be advised that not all lease locations/cities or lease agreements allow these hazards; and if either of these hazards are planned, additional information will be required with copies of oversight agency authorizations/licenses as they become available.

☐	Risk Group 2/Biosafety Level-2 Biohazards	☐	Risk Group 3/Biosafety Level-3 Biohazards	☐	Radioisotopes/Radiation

3.0 HAZARDOUS WASTE (i.e., REGULATED CHEMICAL WASTE)

Are (or will) hazardous wastes (be) generated? ☐ Yes ☐ No

If YES, continue with the next question. If not, skip this section and go to section 4.0.

EXHIBIT E -2-	Directors Science Park Kura Oncology COID: 24788

3.1 Are or will any of the following hazardous (CHEMICAL) wastes generated, handled, or disposed of (where applicable and allowed) on the property?

☐	Liquids	☐	Process sludges	☐	PCBs
☐	Solids	☐	Metals	☐	wastewater

3-2. List and estimate the quantities of hazardous waste identified in Question 3-1 above.

HAZARDOUS (CHEMICAL) WASTE GENERATED	SOURCE	WASTE TYPE		APPROX. MONTHLY QUANTITY with units	DISPOSITION [e.g., off- site landfill, incineration, fuel blending scrap metal; wastewater neutralization (onsite or off-site)]
		RCRA listed (federal)	Non-RCRA (Calif-ornia ONLY or recycle)
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐

3-3. Waste characterization by: Process knowledge ☐ EPA lab analysis ☐ Both ☐

3-4. Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility if applicable. Attach separate pages as necessary. If not yet known, write "TBD."

Hazardous Waste Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-5. Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? NOTE: This does NOT mean fume hoods; examples include air scrubbers, cyclones, carbon or HEPA filters at building exhaust fans, sedimentation tanks, pH neutralization systems for wastewater, etc.

☐ Yes ☐ No

If YES, please list/describe:

4.0 OTHER REGULATED WASTE (i.e., REGULATED BIOLOGICAL WASTE, referred to as "Medical Waste" in California)

4-1. Will (or do) you generate medical waste? ☐ Yes ☐ No If NO, skip to Section 5.0.

EXHIBIT E -3-	Directors Science Park Kura Oncology COID: 24788

4-2. Check the types of waste that will be generated, all of which fall under the California Medical Waste Act:

☐	Contaminated sharps (i.e., if contaminated with ≥ Risk Group 2 materials)	☐	Animal carcasses	☐	Pathology waste known or suspected to be contaminated with ≥ Risk Group 2 pathogens)
☐	Red bag biohazardous waste (i.e., with ≥ Risk Group 2 materials) for autoclaving	☐	Human or non-human primate blood, tissues, etc. (e.g., clinical specimens)	☐	Trace Chemotherapeutic Waste and/or Pharmaceutical waste NOT otherwise regulated as RCRA chemical waste

4-3. What vendor will be used for off-site autoclaving and/or incineration?

4-5. Do you have a Medical Waste Permit for this site? ☐ Yes ☐ No, not required.

☐ No, but an application will be submitted.

5.0 UNDERGROUND STORAGE TANKS (USTS) & ABOVEGROUND STORAGE TANKS (ASTS)

5-1. Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? ☐ Yes ☐ No

NOTE: If you will have your own diesel emergency power generator, then you will have at least one AST! [NOTE: If a backup generator services multiple tenants, then the landlord usually handles the permits.]

If NO, skip to section 6.0. If YES, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

UST or AST	Capacity (gallons)	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*NOTE: The following are examples of leak detection / spill prevention measures: integrity testing, inventory reconciliation, leak detection system, overfill spill protection, secondary containment, cathodic protection.

5-2. Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

5-3. Is the UST/AST registered and permitted with the appropriate regulatory agencies? ☐ Yes ☐ No, not yet

If YES, please attach a copy of the required permit(s). See Section 7-1 for the oversight agencies that issue permits, with the exception of those for diesel emergency power generators which are permitted by the local Air Quality District (Bay Area Air Quality Management District = BAAQMD; or San Diego Air Pollution Control District = San Diego APCD).

EXHIBIT E -4-	Directors Science Park Kura Oncology COID: 24788

5-4. If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

5-5. If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

☐ Yes ☐ No

If YES, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

5-6. For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

☐ Yes ☐ No

For new tenants, are installations of this type required for the planned operations? ☐ Yes ☐ No

If YES to either question in this section 5-6, please describe.

6.0 ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

7.0 OTHER REGULATORY PERMITS/REQUIREMENTS

7-1. Does the operation have or require an industrial wastewater permit to discharge into the local National Pollutant Discharge Elimination System (NPDES)? [Example: This applies when wastewater from equipment cleaning is routed through a pH neutralization system prior to discharge into the sanitary or lab sewer for certain pharmaceutical manufacturing wastewater; etc.] Permits are obtained from the regional sanitation district that is treating wastewater.

☐ Yes ☐ No ☐ No, but one will be prepared and submitted to the Landlord property management company.

If so, please attach a copy of this permit or provide it later when it has been prepared.

7-2. Has a Hazardous Materials Business Plan (HMBP) been developed for the site and submitted via the State of California Electronic Reporting System (CERS)? [NOTE: The trigger limits for having to do this are ≥ 200 cubic feet if any one type of compressed gas(except for carbon dioxide and inert simple asphyxiant gases, which have a higher trigger limit of ≥ 1,000 cubic feet); ≥ 55 gallons if any one type

EXHIBIT E -5-	Directors Science Park Kura Oncology COID: 24788

of hazardous chemical liquid; and ≥500 pounds of any one type of hazardous chemical solid. So a full-sixe gas cylinder and a 260-liter of liquid nitrogen are triggers! Don't forget the diesel fuel in a backup emergency generator if the diesel tank size is ≥ 55 gallons and it is permitted under the tenant (rather than under the landlord).] NOTE: Each local Certified Unified Program Agency (CUPA) in California governs the HMBP process so start there. Examples: the CUPA for cities in San Mateo County is the County Environmental Health Department; the CUPA for the City of Hayward, CA is the Hayward Fire Department; the CUPA for Mountain View is the Mountain View Fire Department; and, the CUPA for San Diego is the County of San Diego Hazardous Materials Division (HMD),

☐ Yes ☐ No, not required. ☐ No, but one will be prepared and submitted, and a copy will be provided to the landlord property management company.

If one has been completed, please attach a copy. Continue to provide updated versions as they are completed. This is a legal requirement in that State law requires that the owner/operator of a business located on leased or rented real property shall notify, in writing, the owner of the property that the business is subject to and is in compliance with the Hazardous Materials Business Plan requirements (Health and Safety Code Chapter 6.95 Section 25505.1).

7-3. NOTE: Please be advised that if you are involved in any tenant improvements that require a construction permit, you will be asked to provide the local city with a Hazardous Materials Inventory Statement (HMIS) to ensure that your hazardous chemicals fall within the applicable Fire Code fire control area limits for the applicable construction occupancy of the particular building. The HMIS will include much of the information listed in Section 2-2. Neither the landlord nor the landlord's property management company expressly warrants that the inventory provided in Section 2-2 will necessarily meet the applicable California Fire Code fire control area limits for building occupancy, especially in shared tenant occupancy situations. It is the responsibility of the tenant to ensure that a facility and site can legally handle the intended operations and hazardous materials desired/ needed for its operations, but the landlord is happy to assist in this determination when possible.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:
Title:
Date:
Telephone:

EXHIBIT E -6-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT F

DIRECTORS SCIENCE PARK

AVAILABLE BUILDING SYSTEMS CAPACITIES

•
House Compressed Air - Landlord has installed and shall provide to Tenant non-exclusive pro rata access to the to the following house compressed air system: POWEREX LSO-05A5-SPL OPEN SCROLL OCTOPLEX 5HP PUMPS WITH PREMIUM CONTROLS. 100SCFM AT 145PSIG, 200 GALLON TANK SIZE, 97,600BTU/H, 80dB LEVEL, 460V, 52.6 F.L.A.. Tenant shall be responsible for providing distribution from the existing compressed air system to the Premises.
•
House Vacuum - Landlord has installed and shall provide to Tenant non-exclusive pro rata access to the to the following house vacuum system: POWEREX LVPT-0505-EAP-SPL LUBRICATED VANE VACUUM TRIPLEX 5HP PUMPS WITH PREMIUM CONTROL, 111SCFM AT 19"Hg EACH, 200GAL TANK, 32,514BTU/H, 77dB LEVEL, 460V, 21.4 F.L.A., WEIGHT 2,100LBS. PROVIDE WITH SEE THRU LIQUID SEPARATOR SOLBERG #STS-300C, Tenant shall be responsible for providing distribution from the existing vacuum system to the Premises.
•
House Generator - Landlord has installed and shall provide to Tenant non-exclusive pro rata access to the to the existing 750kW emergency generator. Tenant shall be responsible for providing the necessary electrical distribution from the emergency generator to the Premises.
•
HVAC - Landlord has installed and shall provide to Tenant access to the mechanical infrastructure described in the sub-bullets below. Tenant shall be responsible for providing the distribution of supply and return air to and from the existing infrastructure and within the Premises.
o
The existing 37,500 cfm Aaon RZA-200 AHU with MERV 14 filtration to serve lab spaces with 100% outside air, up to 7,250 cfm.
o
The existing LG VRF Fan Coil and Condenser Units] to serve the office space.
o
The existing 75,000 cfm Strobic M54 exhaust fans on the roof for lab exhaust up to 7,250 cfm.
o
The existing 21,500 cmf Greenheck USF-30 general exhaust fans on the roof for office exhaust.

EXHIBIT F -1-	Directors Science Park Kura Oncology COID: 24788

EXHIBIT G

DIRECTORS SCIENCE PARK

TENANT RESERVED PARKING LOCATIONS

EXHIBIT G -1-	Directors Science Park Kura Oncology COID: 24788

LEASE

DIRECTORS SCIENCE PARK

HCP LIFE SCIENCE REIT, INC.,
a Maryland corporation

as Landlord,

and

KURA ONCOLOGY, INC.,

a Delaware corporation,

as Tenant.

Directors Science Park Kura Oncology COID: 24788

EXHIBITS

A	OUTLINE OF PREMISES
A-1	PROJECT SITE PLAN
B	TENANT WORK LETTER
C	INTENTIONALLY OMITTED
D	FORM OF TENANT'S ESTOPPEL CERTIFICATE
E	ENVIRONMENTAL QUESTIONNAIRE
F	AVAILABLE BUILDING SYSTEMS CAPACITIES
G	TENANT RESERVED PARKING LOCATIONS

(i)	Directors Science Park Kura Oncology COID: 24788

Page(s)

Abatement Event	41
Additional Allowable Costs	Exhibit B
Additional Notice	41
Additional Payment Commencement Date	Exhibit B
Additional Rent	7
Additional TI Allowance	Exhibit B
Additional TI Allowance Payment	Exhibit B
Additional TI Amendment	Exhibit B
Advocate Arbitrators	6
Affiliate	35
Alterations	23
Amendment	Exhibit B
Amenity Space	2
Applicable Expense Year	12
Applicable Laws	43
Approved Space Plan	Exhibit B
Approved Working Drawings	Exhibit B
Architect	Exhibit B
ATIA Election Notice	Exhibit B
Audit Period	15
Base Building	23
Base Rent	7
Base Rent Abatement	7
bona-fide third-party offer	3
Brokers	50
Builder's Risk	24
Building	2
Building Hours	21
Building Security Features	26
Building Structure	23
Building Systems	23
Café	2
Casualty	29
Clean-up	19
Closure Letter	19
Code	32, Exhibit B
Common Areas	2
Comparable Buildings	5
Comparable Transactions	5
Concessions	5
Contemplated Effective Date	34
Contemplated Transfer Space	34
Contract	Exhibit B
Contractor	Exhibit B
Controllable Expenses	12

(ii)	Directors Science Park Kura Oncology COID: 24788

Page(s)

Cosmetic Alterations	23
Delay Notice	Exhibit B
Direct Expenses	8
Early Termination Right	6
Economic Terms	3
Elected Additional TI Allowance	Exhibit B
Emergency Generator	22
Energy Disclosure Requirements	22
Engineers	Exhibit B
Environmental Assessment	18
Environmental Laws	17
Environmental Questionnaire	16
Environmental Report	19
Estimate	14
Estimate Statement	14
Estimated Direct Expenses	14
Event of Default	38
Existing Hazardous Materials	18
Expense Year	8
Extension Option	2
Fair Rental Value	5
FF&E	Exhibit B
Final Budget	Exhibit B
Final Retention	Exhibit B
Final Working Drawings	Exhibit B
First Class Life Sciences Projects	3
Force Majeure	47
Future SNDA	38
Hazardous Materials	16
Hazardous Materials Claims	17
Holdover Damage Period	Exhibit B
Holdover Damages	Exhibit B
Holdover Payment Date	Exhibit B
Holidays	21
HVAC	21
Inducement Provisions	40
Initial Notice	41
Intention to Transfer Notice	34
Interest Rate	44
Landlord	1
Landlord Caused Delay	Exhibit B
Landlord Parties	27
Landlord Repair Notice	30
Landlord's Recapture Notice	34
Lease	1
Lease Commencement Date	4

(iii)	Directors Science Park Kura Oncology COID: 24788

Page(s)

Lease Expiration Date	4
Lease Month	4
Lease Term	4
Lease Year	4
Lines	42
Losses	27
Mail	48
Management Fee Cap	11
Material Adverse Judgments	46
Mortgage	38
Mortgagee	38
Net Worth	35
Neutral Accountant	15
Neutral Arbitrator	6
Nine Month Period	34
Notices	48
Objectionable Name	43
OFAC	52
Operating Expenses	8
Option Rent	5
Option Term	2
Original Improvements	28
Original Tenant	1
Outside Agreement Date	5
Outside Holdover Penalty Date	Exhibit B
Outside LCD	1
Outside Possession Date	1
Over-Allowance Amount	Exhibit B
Patriot Act	52
PCBs	16
Permitted Assignee	4
Permitted Capital Costs	9
Permitted Transfer	35
Permitted Transferee	35
PMA	Exhibit B
Possession Date	1
Premises	1
Prohibited Persons	52
Project	2
Proposition 13	13
Referee Sections	49
Refusal Exercise Notice	3
Refusal Notice	3
Refusal Space	2
Refusal Space Amendment	3
REIT Owner	32

(iv)	Directors Science Park Kura Oncology COID: 24788

Page(s)

Release	16
Released	16
Releases	16
Rent	7
Rooftop Equipment	25
RSF	1
Scheduled Surrender Date	Exhibit B
Second Chance Economic Terms	3
Second Chance Notice	3
Security Deposit	41
Security System	26
Sign Specifications	42
Site Plan	1
Statement	13
Subject Space	32
Substantial Completion	Exhibit B
Summary	1
Superior Right Holders	3
Tax Expenses	12
Tenant	1
Tenant Change Request	Exhibit B
Tenant Damage	1
Tenant Delays	2
Tenant Energy Use Disclosure	22
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	27
Tenant Signage	42
Tenant Work Letter	1
Tenant's Accountant	15
Tenant's Agents	16, Exhibit B
Tenant's Existing Space	Exhibit B
Tenant's Share	13
Termination Date	6
Termination Fee	7
Termination Notice	6
Transfer Notice	32
Transfer Premium	33
Transferee	32
Transfers	32
TRIPLE net	8
Underlying Documents	9
Warranty Period	1
worth at the time of award	40

(v)	Directors Science Park Kura Oncology COID: 24788